UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 9, 2024

Time:	8:30 a.m. Eastern Time

Website:	www.virtualshareholdermeeting.com/TPX2024

Purpose:
•Elect seven Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified;
•Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2024;
•Approve, on an advisory basis, the compensation of our Named Executive Officers; and
•Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 12, 2024, are entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

Joining the Virtual Annual Meeting:
This year's annual meeting will be conducted virtually via a live audio webcast, accessible at www.virtualshareholdermeeting.com/TPX2024. Please see "Frequently Asked Questions Regarding the Annual Meeting" for information about how to join and participate in the virtual annual meeting (including to vote, view the list of stockholders of record and submit questions pertinent to the meeting).

Proxy Voting:	Your vote matters. Regardless of whether you plan to join the virtual annual meeting, please promptly submit your proxy and voting instructions via the internet or phone, or sign, date and return a proxy card (if received by mail). Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card, as early as possible to avoid any possible delays. Your cooperation is appreciated.

Sincerely,

Lexington, Kentucky	SCOTT L. THOMPSON
March 26, 2024	Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2024:
The 2024 Proxy Statement and 2023 Annual Report are available at http://www.proxyvote.com.

Forward Looking Statements

This Proxy Statement contains "forward-looking" statements regarding Tempur Sealy International, Inc.'s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Tempur Sealy International, Inc.'s filings with the Securities and Exchange Commission, including the risk factors discussed under the heading "Risk Factors" under Part I, ITEM 1A of the Annual Report on Form 10-K for the year ended December 31, 2023. We assume no obligation to update any of these forward-looking statements.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

Proxy Statement
 Annual Meeting of Stockholders to be Held on May 9, 2024

Information Concerning Solicitation and Voting

Our Board of Directors is soliciting proxies for the 2024 Annual Meeting of Stockholders of Tempur Sealy International, Inc. ("Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., Eastern Time, on May 9, 2024. This year's Annual Meeting is a virtual stockholders' meeting. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPX2024. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about March 26, 2024.

Whether or not you expect to virtually attend the Annual Meeting, we urge you to vote your shares by phone, via the internet or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Vote in Advance of the Annual Meeting

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 8, 2024 for shares held directly.	Toll-free 24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 8, 2024 for shares held directly.	Sign and date the proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year's Proxy Statement and 2023 Annual Report on Form 10-K at http://www.proxyvote.com.

Vote Online During the Annual Meeting

You will be able to vote your shares at the Annual Meeting. In order to vote at the Annual Meeting, go to www.virtualshareholdermeeting.com/TPX2024. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Frequently Asked Questions Regarding the Annual Meeting

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A: Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish proxy materials (including our 2023 Annual Report on Form 10-K) to our stockholders on the internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the "Notice of Availability") by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability.

Q: When is the Record Date and who may vote at the Annual Meeting?

A: Our Board of Directors (also referred to as the "Board" with the members of the Board referred to as "Directors") set March 12, 2024 as the record date for the Annual Meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 12, 2024 may virtually attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 12, 2024, there were 173,612,797 shares of Tempur Sealy International common stock outstanding. The common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Q. How can I attend and participate in the virtual Annual Meeting of Stockholders?

A: Stockholders are encouraged to vote and submit proxies in advance of the Annual Meeting by internet or phone. All stockholders are entitled to attend the virtual Annual Meeting; however, you are entitled to vote, view the list of stockholders of record and submit questions at the Annual Meeting only if you were a stockholder of record of the Company at the close of business on the record date, or if you were a beneficial owner as of the record date. The record date was March 12, 2024.

If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/TPX2024. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage stockholders to log into the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting's 8:30 a.m. Eastern Time start time.

Q. Will I be able to ask questions in the virtual Annual Meeting?

A: As stated above, stockholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the Annual Meeting, which includes asking questions.

To submit questions during the Annual Meeting, stockholders may log into the virtual meeting website with their 16-digit control number, click the "Question Topic" button, followed by typing the question into the text box, and clicking the Submit icon. You will be notified that your question has been successfully submitted.

Only stockholders with a valid 16-digit control number will be allowed to ask questions. Questions pertinent to Annual Meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder's properly submitted question due to time constraints, we will respond directly to that stockholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Q. May I submit questions before or after the Annual Meeting?

A: Yes. If you have any questions, please email the Company at investor.relations@tempursealy.com. If you provide a valid 16-digit control number and your question is provided in advance of the Annual Meeting and is an appropriate Annual Meeting matter, then we will answer your question during the Q&A session of the Annual Meeting. Otherwise, an appropriate Company representative will respond following the Annual Meeting.

Q. What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A: If you encounter technical difficulties accessing or during the virtual Annual Meeting, Technical Support Numbers will be available on the registration page up to 15 minutes prior to the start of the meeting time.

Q: How many shares must be present at the Annual Meeting?

A: A majority of Tempur Sealy International's outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

•Are virtually present at the Annual Meeting and vote during the Annual Meeting through www.virtualshareholdermeeting.com/TPX2024; or
•Have properly submitted a proxy card, via the internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the Annual Meeting?

A: There are three (3) proposals scheduled to be voted on at the Annual Meeting:

•Election of seven (7) Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified (Proposal No. 1).
•Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2024 (Proposal No. 2).
•Advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3).

Q: What is the voting requirement to approve the proposals?

A: Assuming a quorum is present at the Annual Meeting, the following votes will be necessary to approve the proposals described in this Proxy Statement:

Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of "Broker Non-Votes"
No. 1: Election of directors	For, against or abstain on each nominee	Affirmative vote of a majority of votes cast(*)	No effect	No effect
No. 2: Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2024	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A
No. 3: Approval, on an advisory basis, of the compensation of our Named Executive Officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
(*)    For more details regarding contested and uncontested elections and the required resignation of directors, please refer to the section entitled "Board of Directors' Meetings, Committees of the Board and Related Matters - Certificate of Incorporation and By-Laws; Majority Voting for Directors."

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange ("NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is determined to be routine, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-routine, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A "broker non-vote" occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions on this proposal to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to election of directors and the compensation of our Named Executive Officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

Q: What is Tempur Sealy International's voting recommendations?

A: Our Board of Directors recommends that you vote your shares
•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2024 (Proposal No. 2), and
•"FOR" the advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3).

Q: How would my shares be voted if I sign the card but do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•"FOR" each of the nominees to the Board (Proposal No. 1),
•"FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2024 (Proposal No. 2), and
•"FOR" the advisory vote to approve the compensation of our Named Executive Officers (Proposal No. 3).

Q: Does Tempur Sealy International expect other business to be presented at the Annual Meeting?

A: Our Board is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the Annual Meeting (including, but not limited to, a proposal to adjourn the Annual Meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board recommends by the persons designated by the Board to vote the proxies.

Q: How may I vote my shares during the Annual Meeting?

A: If you choose to virtually attend the Annual Meeting and want to vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q: How may I vote my shares without attending the Annual Meeting?

A: You may vote by proxy. We recommend you vote by proxy even if you plan to virtually attend the Annual Meeting. You may always change your vote at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

Stockholders of Record
If your shares are held in your name, you may vote by proxy in three (3) convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the 16-digit control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the 16-digit control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by internet or telephone until 11:59 p.m. Eastern Time on May 8, 2024 for shares held directly. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

Beneficial Owners and Stockholders with Shares Held in Shareworks by Morgan Stanley
If your shares are held in street name (with your broker or bank or through Shareworks by Morgan Stanley), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions and follow the other instructions contained herein, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by voting again at a later date via internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the Annual Meeting and voting through www.virtualshareholdermeeting.com/TPX2024. Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results will be announced at the Annual Meeting. The final results, once known, will be published on Form 8-K within four business days of the Annual Meeting.

Sustainability and Corporate Social Values

Overview and ESG Highlights

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. We recognize that we have a responsibility to protect and promote the well-being of our communities, employees, customers and our environment through robust ESG (environmental, social and governance) practices. We also believe ESG enhances long-term stockholder value.

At Tempur Sealy, we recognize that our actions as a company have a profound impact on our communities, our employees, and the environment. We are dedicated to delivering a positive influence through our products, operations, and corporate initiatives. This report reflects our unwavering commitment to doing business with integrity, compassion, and a focus on the greater good. This commitment starts at the top. Our Corporate Social Values wheel sets forth the values our Board of Directors, executive management team, and global workforce have embraced.

The Board is responsible for overseeing the management and operations of the business, including overseeing our risk assessment, risk management functions, and risk mitigation strategies. The Nominating and Corporate Governance Committee reviews our practices and positions relating to ESG issues that may affect the business and key stakeholders and for exercising oversight on matters relating to ESG.

Improving Sleep
Charitable Giving
Product & Packaging
Resource Conservation
Waste Management
Ethics & Diversity
People Development & Training
Wellness Health & Safety
Community Engagement
PURPOSE
ENVIRONMENT
OUR PEOPLE
RISK MANAGEMENT
BUSINESS CONDUCT
TSI CORPORATE SOCIAL VALUES

In 2023, we continued to focus on ESG transparency with the publication of our 2024 Corporate Social Values Report located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports", which highlighted our 2023 activities. While the Company continues to grow, our most important beliefs remain the same, including our core value of Doing The Right Thing. We know that when we invest in a socially responsible and sustainable future for our organization and our world, we strengthen and fortify our business. Our Board of Directors and executive management team believe that our focus on ESG initiatives unlocks shareholder value and contributes to our long-term growth.

We are proud of our progress so far, while recognizing we still have many opportunities ahead of us. Below are some notable achievements for the trailing twelve months ended September 30, 2023:

Environment
•Achieved zero waste to landfill status at our Canadian and Mexican manufacturing operations and maintained our zero waste to landfill status at our U.S. and European manufacturing operations
•Achieved zero waste to landfill at 75% of our corporate offices and R&D labs, in line with our goal to achieve zero landfill waste at our corporate offices and R&D labs by 2025
•Progressed towards our goal of achieving carbon neutrality by 2040 through reducing greenhouse gas emissions at our wholly owned manufacturing and logistics operations by 4%* compared to the prior year
•Summarized and published our approach to comprehensive chemical supply management in a Chemical Safety Policy, located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance"

Purpose
•Continued to bring industry-leading innovation to market that provides consumers with access to higher quality sleep at a variety of price points, including the new U.S. product launches of TEMPUR-Breeze®, TEMPUR-Ergo® Smart Base, and Stearns & Foster, and the new international launches of TEMPUR® products
•Contributed over $0.8 million through the Tempur Sealy Foundation and donated more than 12,100 mattresses worth approximately $16.9 million, bringing our ten-year donation total to over $100 million

People
•Increased transparency and expanded disclosures around Employee Health & Safety, Ethics Line, and Employee Satisfaction & Engagement
•Embedded ESG performance as a factor in executive leadership's 2023 compensation program

*This excludes the impact of new facilities opened in the twelve-month period. Including the impact of new facilities, we reduced greenhouse gas emissions at our wholly owned manufacturing and logistics operation by 1% compared to the prior year.

Board Diversity

The Board is committed to continuing our efforts to ensure that the Board is diverse in demographics, thought, and experience. The Board is made up of seven directors, 43% of whom are female, and 14% of whom are of racial / ethnic minorities. In line with the Company's strategic objectives, our Directors demonstrate attributes and experience that are conducive to representing the best interests of our stockholders, including a range of skill sets, perspectives, backgrounds, ethnicity, genders, and qualifications. Each Director's unique background gives the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing, human capital, and international business.

Sustainability Governance

The Nominating and Corporate Governance Committee, on behalf of the Board, is responsible for reviewing the Company's practices and positions relating to ESG issues that may affect the Company's business and key stakeholders and for overseeing ESG matters. The NCG Committee regularly reviews the effectiveness of management's strategies, programs, and policy implementation with respect to responsible sourcing, climate change, waste management, energy initiatives, corporate governance practices and procedures, and stakeholder management. The Compensation Committee has primary responsibility for oversight of risk related to compensation, diversity, equity and inclusion initiatives, and human rights considerations. Tempur Sealy management and the Board's Lead Director conduct annual outreach to top shareholders to solicit, among other things, feedback on our ESG initiatives. Their feedback is reviewed by the executive team and Board of Directors for their consideration.

Executive officers are held accountable for the Company's ESG performance through the Company's performance-based long-term equity incentive plan. In 2021, 2022 and 2023, ESG performance is a factor in our incentive compensation plan. See "Executive Compensation and Related Information – Compensation Discussion and Analysis – 2023 Executive Compensation Program in Detail" for more information.

Our ESG Working Group is a cross functional group tasked to operationalize ESG by working with subject matter experts across the Company. This group is advised by a third party that brings external ESG insights to help inform our strategic objectives, and is overseen by the Chief Financial Officer.

Business Ethics

Tempur Sealy is committed to maintaining high standards of corporate governance. We believe our success is tied to being an ethical and respectful corporate citizen. We have a Code of Business Conduct and Ethics, located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance", that applies to our entire organization. On an annual basis, 100% of our global employee base receives training on the Code of Business Conduct and Ethics policy. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics on the same website.

It is the responsibility of each associate, executive officer, and member of the Board of Directors to promptly report perceived violations of law or the Code of Business Conduct and Ethics. Each associate is charged with reporting violations to the Ethics Line, which is available 24 hours a day, seven days a week. Reports received through the Ethics Line are kept confidential and anonymous, except as necessary to conduct, conclude, and, if appropriate, take legal action as a result of the investigation. Information and metrics relating to our hotline are reported to our Board of Directors.

Human Capital Management

As a global organization, our workforce and communities are important to us. We believe in investing in our workforce to promote health and safety, train and develop future leaders and corporate citizens, and encourage diversity and inclusiveness. Our Board plays a key role in the oversight of our culture, setting the tone at the top and holding management accountable for maintaining high ethical standards.

Diversity, Equity and Inclusion

We have a diverse global workforce that includes a range of skillsets, perspectives, backgrounds, ethnicity, genders and qualifications. We are committed to fostering a culture that is inclusive and representative of the communities where we operate. As an Equal Employment Opportunity Employer, we are committed to providing opportunities to all employees and applicants and prohibiting discrimination and harassment. The following are some of the actions that we take to realize our commitment to equal opportunity employment:

•Promote the consideration of a diverse slate of qualified candidates during the hiring process
•Employ a uniform, global process for determining compensation based on experience and skillsets to remove potential biases
•Conduct outreach with organizations in each of our local communities to increase the flow of minority, female, veteran, and disabled applicants for employment
•Analyze gender and minority pay equity periodically
•Participate in external, community-based activities sponsored by local organizations, including those that assist women, minorities and veterans

As part of ongoing efforts to support our understanding, tracking, and transparency of inclusion and diversity within our employee population, we disclosed additional metrics in our 2024 Corporate Social Values Report located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports".

People Development and Training

Our goal is to design and offer development opportunities that improve Company performance by meeting individual learning and development needs and strengthen our culture by reinforcing Company values. We use the 70/20/10 learning and development model. This approach gives employees the opportunity to develop their skills through a combination of job experience (70%), mentoring (20%), and formal training (10%). Training at Tempur Sealy includes, but is not limited to, formal training programs, leadership development mentorships, professional and industry conferences, and education assistance.

We offer employees access to a learning management system where they can take courses on a variety of individual and leadership development topics. All our professional employees have access to this system, and there are thousands of individual modules offered through our partnership with Skillsoft.

Risk Management

Enterprise Risk Management

We utilize an enterprise risk management process undertaken on an ongoing basis pursuant to which we seek to identify various enterprise risks related to product safety/regulatory, global environmental exposure, site environmental matters, IT system interruption and cybersecurity, supply chain matters, business continuity, safety incidents, and other matters.

We have an enterprise risk management group that manages this process. Their activities include assessing the risks, prioritizing the risks, measuring the risks, implementing mitigation plans, and auditing the results. This team formally presents to our Board of Directors on an annual basis. In addition to the formal presentation, the executive team and the Board receive updates from the ERM group throughout the year.

Human Rights Risk

We have a Human Rights Policy that applies to our global organization. This policy utilizes the recognized international standards set forth by the United Nations' Universal Declaration of Human Rights and the International Labor Organization. We have a zero-tolerance approach to slavery, human trafficking, and child labor, and we act ethically and with integrity in all our business dealings and relationships. We expect the same high standards from all our contractors, suppliers, and other business partners, and we expect that our suppliers will hold their own suppliers to the same high standards.

We also comply with the U.S. Securities and Exchange Commission's "conflict minerals" disclosure and reporting requirements. We undertake annual diligence to ensure that none of our products include conflict minerals (e.g., tin, gold, tungsten, tantalum) that originate in the areas covered by the conflict minerals regulations. We include cobalt in our annual due diligence efforts.

Climate Risk

We have taken steps to align our ESG reporting to the Task Force on Climate-Related Financial Disclosures recommendations on climate-related disclosures. Key risks identified throughout this process include transitional risks related to supply chain disruption and physical risks associated with natural disasters. We also identified opportunities relating to lower-emission energy sources and more efficient use of resources throughout the manufacturing and distribution process. Both areas provide the chance to reduce the Company's impact on the environment while improving operational efficiency and lessening the reliance on and cost of energy used in operations.

In 2020, we announced our commitment to achieving carbon neutrality in our global operations by 2040. Our objective is to reduce or offset 100% of our Scope 1 and 2 greenhouse gas emissions from our wholly owned manufacturing, retail, and logistics operations by 2040. We made progress toward this goal in 2021, 2022 and 2023 by focusing on energy conservation, renewable energy, and fleet fuel efficiency. Please see our latest Corporate Social Values report for more information at http://investor.tempursealy.com.

Utilizing renewable energy sources and implementing energy efficiency measures are increasingly important to our operations and related sustainability objectives. Not only do these efforts help address our impact on the climate, but they also improve operational efficiencies and decrease our resource costs. We strive to continuously improve our understanding of our resource usage and improve associated tracking and monitoring.

Data Security and Privacy Protection

Our Audit Committee and Board devote significant time and attention to cybersecurity and cyber incident preparedness and response. Our Audit Committee receives quarterly reports from the Company's Senior Vice President, Chief Information Officer and management on cyber threats and incident response. These reports address a range of topics, including updates on technology trends, policies and practices, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. We have a dedicated team that oversees and implements our cybersecurity management, compliance with applicable legal and third-party data protection and data privacy requirements, and our incident response and crisis management plans. The team also provides ongoing information security awareness education, including simulated phishing trainings and cybersecurity training for our employees.

In connection with sales of our products, we often collect and process personal data from our customers. We also process employee personal data. We have implemented a global data compliance system and have put procedures and measures in place to facilitate adherence to data privacy regulation such as the EU General Data Protection Regulation and the California Consumer Privacy Act. We have a privacy policy with additional information available on our brand websites.

No Incorporation By Reference

In our filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. This proxy statement includes several website addresses or references to additional Company reports found on those websites. These website addresses are inactive, textual references only. Unless otherwise noted, the information on these websites, including the information contained in those reports, is not part of this proxy statement and is not incorporated by reference.

Board of Directors' Meetings, Committees of the Board and Related Matters

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our investor website at: http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance":

•Audit Committee Charter
•By-Laws
•Certificate of Incorporation
•Chemical Safety Policy
•Clawback Policy
•Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
•Compensation Committee Charter
•Conflict Minerals Policy
•Core Values
•Corporate Governance Guidelines
•Environmental Policy
•Governance Ethics Line Information
•Human Rights Policy
•Lead Director Charter
•Nominating and Corporate Governance Committee Charter
•Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters
•Related Party Transactions Policy
•Supplier Code of Conduct

The Company has also published its Corporate Social Values Report, which is available on our investor website at: https://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports".

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Investor Relations. Please specify which documents you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

The Company's By-Laws provide that a Director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. In an election for Directors where the number of nominees exceeds the number of Directors to be elected - a contested election - the By-Laws provide that each Director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International's Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors' Meetings

The Board held nine (9) meetings in 2023. The SEC requires disclosure of the name of any Director who, during the last full fiscal year (calendar year 2023), attended fewer than 75% of the aggregate of the total number of meetings of (a) the Board during the period for which he or she has been a Director and (b) all committees of the Board on which the Director served during the periods that he or she served. Each Director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2023 during the period in which he or she served as a Director or committee member.

Board and Committee Independence; Audit Committee Financial Experts

Our Corporate Governance Guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the NYSE rules governing the composition of the Board and its committees (the "NYSE Independence Rules"). On the basis of information solicited from each Director, the Board has determined that none of Evelyn S. Dilsaver, Cathy Rogers Gates, John A. Heil, Meredith Siegfried Madden or Richard W. Neu have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is "independent" as defined in the NYSE Independence Rules and the rules of the SEC.

On the basis of information solicited from each member of the Audit Committee, the Board has also determined that all members of the Audit Committee are "audit committee financial experts" within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and have "accounting or related financial management expertise" within the meaning of the applicable NYSE rules. See "Election of Directors - Nominees to Board of Directors" for disclosure regarding such audit committee financial experts' relevant experience. The Audit Committee is an "audit committee" for purposes of Section 3(a)(58) of the Exchange Act.

The Board has determined that Scott L. Thompson, who serves as Chairman, President and Chief Executive Officer of Tempur Sealy, and Simon John Dyer, who serves as a director and Chief Executive Officer of Dyer Holdings Pty Ltd, do not qualify as independent directors under the NYSE Independence Rules. See "Certain Relationships and Related Transactions" in this proxy statement for more information regarding Mr. Dyer's relationship with the Company.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer ("CEO"). In connection with its search for a new CEO in 2015, both the search committee created for this purpose and the Board concluded that in order to attract a high quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the CEO candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the NYSE Independence Rules.

Following the 2016 Annual Meeting, Mr. Neu assumed the role of the Lead Director. The Lead Director:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;
•has the authority to call meetings of the independent Directors;
•serves as the principal liaison between the Chairman and the independent Directors;
•consults with the Chairman regarding all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;
•consults with the Chairman regarding meeting agendas for the Board;
•consults with the Chairman regarding the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•recommends to the Nominating and Corporate Governance Committee and to the Chairman selections for the membership and chairman position for each Board committee;
•interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee;
•is invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member); and
•has authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company's governance structure.

Board of Directors' Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment, risk management functions and risk mitigation strategies. The Board annually reviews management's enterprise risk management process, which is designed to provide visibility to the Board on significant risks including: cybersecurity risks; strategic and operational risks; reputational, brand and legal risks; retailer health risks and environmental, governance and social risks. In conjunction with the Board's oversight of management and operations of the Company, management identifies risks directly related to the strategic plan, as well as new and emerging risks.

As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing and oversight of certain areas of the Company to the relevant Board committees that regularly report to the full Board. The Board has delegated to the Audit Committee primary responsibility for independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and oversight regarding the Company's legal, ethical and regulatory compliance, including safety and health, data privacy and cybersecurity risks and compliance with the Foreign Corrupt Practices Act of the United States, the Bribery Act of 2010 of the United Kingdom and similar laws and regulations. With respect to cybersecurity risks, the Company's Senior Vice President, Chief Information Officer and management report directly to the Audit Committee on cybersecurity and information security risks and are available to discuss cybersecurity and information security matters with the Board at its meetings.

The Compensation Committee has primary responsibility for oversight of risk related to compensation, diversity, equity and inclusion issues and human rights considerations. The Nominating and Corporate Governance Committee has primary responsibility for oversight of risk associated with the Company's leadership structure, corporate governance matters and the Company's ESG practices and positions.

The Board believes that full and open communication between senior management and the Board is essential to effective risk oversight. Senior management attends all regularly-scheduled Board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or any other matters. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the Board. Each charter is available on our investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance" and available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Evelyn S. Dilsaver	Chair		√
Cathy Rogers Gates	√
John A. Heil		√	Chair
Meredith Siegfried Madden		√
Richard W. Neu	√	Chair	√

The Audit Committee

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Audit Committee met eight (8) times in 2023. Some of the Audit Committee's responsibilities include:

•reviewing the scope of internal and independent audits;
•reviewing the Company's quarterly and annual financial statements and related SEC filings;
•reviewing the adequacy of management's design and assessment of internal controls over financial reporting;
•reviewing the Company's accounting policies and procedures and significant changes in accounting policies;
•reviewing the Company's business conduct, legal and regulatory requirements and ethics policies and practices;
•reviewing the Company's policies with respect to risk assessment and risk management, including with respect to data privacy and cybersecurity;
•reviewing information to be disclosed and types of presentations to be made in connection with the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•reviewing the Company's risk management processes and system of internal control over the Company's disclosures surrounding its environmental, social and governance efforts;
•reviewing the Company's risk management processes and system of internal control over the Company's compliance with the Foreign Corrupt Practices Act of the United States, the Bribery Act of 2010 of the United Kingdom and similar laws and regulations to which the Company is subject;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;
•reporting regularly to the Board on the committee's activities;
•preparing and publishing an annual audit committee report in the Company's proxy statement; and
•appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous ethics violation reporting system via mail, telephone and internet, all of which are available to all employees, vendors and customers. All reports are treated confidentially.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to compensation. The Compensation Committee met five (5) times in 2023. Some of the Compensation Committee's responsibilities include:

•reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the CEO, evaluating at least once a year the CEO's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the CEO's annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•reviewing and approving on an annual basis, with the input of the CEO, the corporate goals and objectives with respect to the Company's compensation structure for all executive officers (other than the CEO), including perquisites and other personal benefits, and evaluating at least once a year the executive officers' performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing on an annual basis the Company's compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee;
•reviewing the Company's incentive compensation and stock-based plans and approving changes in such plans as needed, subject to any approval of the Board required by applicable law or the terms of such plans, and having and exercising all the authority of the Board with respect to the administration of such plans;
•reviewing on an annual basis the Company's compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;
•reviewing at least annually the Company's compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;
•reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, making recommendations to the Board regarding inclusion of that section in the Company's proxy statement for any annual meeting of stockholders;
•preparing and publishing an annual executive compensation report in the Company's proxy statement;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes and reviewing and approving the proposals regarding Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company's proxy statement for any annual meeting of stockholders;
•reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
•conducting an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;
•administering our Clawback Policy; and
•reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company's previous Amended and Restated 2003 Equity Incentive Plan, as amended (the "2003 Equity Incentive Plan"), and under the Company's current Amended and Restated 2013 Equity Incentive Plan, as last amended on May 5, 2022 (the "2013 Equity Incentive Plan"), recommended, and the Board approved, the delegation of authority to the Company's President and CEO to grant equity awards under those plans within certain specified parameters.

The Compensation Committee engages an independent executive compensation consultant to advise the Compensation Committee on matters related to executive and director compensation. For a further description of the services the compensation consultant provided, see "Compensation Discussion and Analysis - What Guides Our Program - The Decision Making Process - The Role of the Independent Consultant" in this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in fulfilling some of its oversight responsibilities relating to director nominations and corporate governance matters. The Committee met four (4) times in 2023. Some of the Nominating and Corporate Governance Committee's responsibilities include:

•identifying individuals qualified to become members of the Board;
•recommending to the Board Director nominees to be presented at the Annual Meeting of Stockholders and to fill vacancies on the Board;
•developing appropriate criteria for identifying properly qualified director candidates;
•annually reviewing the composition of the Board and the skill sets and tenure of existing Directors and discussing longer-term transition issues;
•annually reviewing and recommending to the Board specific members for each standing committee of the Board;
•monitoring and participating in the Company's overall stockholder communications effort so that all of the communications elements are unified and consistent;

•members of the Committee, individually or collectively, may attend, with management, meetings with stockholders of the Company when requested by the Board or management;
•establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the CEO;
•reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality and recommending changes, if any, to the Board;
•reviewing and evaluating related party transactions;
•developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;
•establishing procedures to exercise oversight of the Company's adherence to such guidelines and the evaluation of the Board and Company management;
•reviewing and exercising oversight of environmental, social and governance issues that may impact the Company's business and key stakeholders;
•reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and providing a report to the Board;
•developing and overseeing, when necessary, a Company orientation program for new Directors and a continuing education program for current Directors and periodically reviewing these programs and updating them as necessary;
•making recommendations to the Board in connection with any Director resignation tendered pursuant to the Company's Amended and Restated By-Laws;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

Board and Committee Evaluation Process

At least annually, the Board and each of its committees conduct a self-evaluation process to ensure that they are performing effectively and in the best interests of the Company and its stockholders. In this self-evaluation process, the Board and the committees review, evaluate and provide feedback on one or more of the following:

•Composition of the Board and each committee, including each individual's background, experience and skills necessary to ensure the Board reaches its full potential;
•Independence and suitability of each member's committee assignments;
•Compliance with the Corporate Governance Guidelines, committee charters, and the need for any amendments to the governance documents;
•Future agenda items;
•Board's interaction and access to management and Company operations;
•Meetings and materials; and
•Leadership structures, overall functioning and effectiveness.

The self-assessment process includes candid, face-to-face discussions focused on several topics that are put forth by the Nominating and Corporate Governance Committee as the most significant in ensuring that the Board and each committee are performing well. Based upon the results of the self-assessments, the Board may discuss various topics in more depth during subsequent Board and committee meetings.

Due to the small size of the Company's Board, all Directors are encouraged to attend and participate in each committee meeting, and routinely do so. This enables the entire Board to be well-versed in all matters presented by the various committees, and to have full Board engagement on each topic during a committee meeting which often makes the work of the entire Board more efficient and effective.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Richard W. Neu (Chair), John A. Heil and Meredith Siegfried Madden. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policies Governing Director Nominations

Each of our current directors has been nominated to stand for re-election at our 2024 annual meeting.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on our Board consistent with the needs and goals of the Company's business. In performing this role, the Nominating and Corporate Governance Committee regularly assesses the size and composition of the Board. It conducts an annual review with the Board relating to the Board's composition and recommends, if necessary, measures to be taken so that the Board's membership reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. The Nominating and Corporate Governance Committee also ensures that the Board contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company's business and, in furtherance of this goal, periodically proposes the addition or removal of members in order to obtain the appropriate balance of members and skills.

In accordance with the Committee's Charter, Board members should possess certain attributes and experience that are conducive to representing the best interests of our stockholders, including independence, a reputation for integrity, honesty and adherence to high ethical standards, the ability to exercise sound business judgment, substantial business or professional experience, the ability to work collaboratively with and respectfully listen to and communicate with other Directors and the ability to offer meaningful advice and guidance to the Company's management by remaining committed to providing open and transparent oversight and focusing on future transformative enterprise issues. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 75 or older at the time of the election unless the Board takes action to waive this requirement each year following the affected Director's 74th birthday.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in retail, manufacturing operations, international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing Directors and longer-term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

In addition to fulfilling many of the above criteria, five of the seven nominees for re-election named above are considered independent under the NYSE Independence Rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE Independence Rules. Mr. Dyer, as a beneficial equity interest holder and director of Dyer Holdings Pty Ltd and various affiliated entities that are joint venture partners of the Company, is also not considered independent under the NYSE Independence Rules. The Nominating and Corporate Governance Committee believes that all seven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, retail, manufacturing operations, international business, accounting, governance, finance, consumer products, sales, and marketing.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Dyer has over 40 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than two decades of executive leadership experience across retail, accounting, governance and finance, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. The Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. The Nominating and Corporate Governance Committee also considers nominees recommended by stockholders in accordance with the Company's By-Laws and the processes it uses to identify and evaluate Board nominees. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms. The Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee considers director candidates recommended by our stockholders in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process set forth above under "Process for Identifying and Evaluating Director Nominees."

Stockholders may also nominate director candidates pursuant to a "proxy access" provision in the Company's By-Laws. Pursuant to the proxy access provision, a stockholder or group of stockholders meeting certain eligibility requirements may nominate directors (up to the greater of two (2) or twenty percent (20%) of the number of directors then in office) to serve on the Board and have those nominees included in the Company's proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent (3%) or more of the voting power of the Company's outstanding common stock for at least three (3) years prior to submitting notice of a nomination, with up to twenty (20) stockholders being able to aggregate their holdings to meet this requirement. Any stockholder recommendations of Director nominees proposed for consideration by the Nominating and Governance Committee should include the information required by our By-laws and should be addressed in writing to the Nominating and Corporate Governance Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company's By-Laws permit stockholders to nominate Directors for consideration at our 2025 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Other Information - Stockholder Proposals for 2025 Proxy Statement."

Policy Governing Related Party Transactions

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company's common stock or any such party's respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction, arrangement or relationship.

Designation of, and Communication with, Tempur Sealy International's Board of Directors through its Lead Director

As described in more detail above, the Board has designated Mr. Neu as the Lead Director. Stockholders or other interested parties wishing to communicate with our Board may contact the Lead Director by going to Tempur Sealy International's investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance" and then "Click here to email the Lead Director." The Lead Director will be able to view your unedited message subject to and in accordance with our internal review policies. The Lead Director, in consultation with management, will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2023, the independent Directors met several times in executive session without members of management present. Executive sessions are led by the Lead Director.

Charitable Contributions

Tempur Sealy International has not made charitable contributions to any charitable organization for which a Director serves as an executive officer that exceeded the greater of $1.0 million or 2% of such organization's consolidated gross revenues for any single year within the preceding three years.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the Annual Meeting of Stockholders. At our last Annual Meeting of Stockholders, which was held on May 11, 2023, all the members of the Board attended.

Proposal No. 1 Election of Directors

Board of Directors

The Board has set seven directors as the number to be elected at the 2024 Annual Meeting and has nominated the individuals named below. All nominees are currently directors of Tempur Sealy International and have been previously elected by our stockholders.

The Directors standing for re-election are: Evelyn S. Dilsaver, Simon John Dyer, Cathy Rogers Gates, John A. Heil, Meredith Siegfried Madden, Richard W. Neu and Scott L. Thompson. The nominees, if elected, will each serve a one-year term until Tempur Sealy International's Annual Meeting of Stockholders in 2025 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and Directors.

Vote Required to Elect Director Nominees

Each Director will be elected by the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. The Board of Directors will then consider the recommendation and make a decision to accept or reject the resignation within 90 days after the certification of the election results.

Board of Directors' Recommendation on Proposal No. 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 68, has served as a member of Tempur Sealy International's Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver currently serves as a member of the Board of Directors of HealthEquity, Inc. (HQY), a non-bank health savings trustee, where she serves as Chair of the Nominating and Governance Committee and QuidelOrtho Corporation (QDEL), where she serves on the Audit Committee. Ms. Dilsaver is also a member of the Board of Directors of Bailard Private Real Estate Fund and several non-profit boards. She also serves as a member of the Advisory Board of Protiviti Inc., a global consulting company. Previously, Ms. Dilsaver served as a Director of Aeropostale, a specialty retailer, and, recently, Blue Shield of California. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings to the Board a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Simon John Dyer, 65, was elected to serve as a member of Tempur Sealy International's Board of Directors effective January 1, 2022. Mr. Dyer is a beneficial equity interest holder, director and/or executive of Dyer Holdings Pty Ltd and various entities (collectively, the "Dyer Group") that have formed joint ventures (the "JVs") with indirect, wholly-owned subsidiaries of the Company. Please refer to "Certain Relationships and Related Transactions" for more information. Mr. Dyer joined Dyer Holdings Pty Ltd in 1983, was appointed Chief Executive Officer in 1986 and Chairman in 2008. Mr. Dyer holds a Master's Degree from the MIT Sloan School of Management and Bachelors' Degree in Law and Commerce from the University of Queensland. Mr. Dyer has over 40 years of experience in the mattress and bedding industry and brings entrepreneurial, strategic, international and growth-focused experience to the Board.

Cathy Rogers Gates, 65, was elected to serve as a member of Tempur Sealy International's Board of Directors on July 5, 2018. Prior to her retirement in June 2017, Ms. Gates served as an Assurance Partner at Ernst & Young LLP in Tulsa, Oklahoma. From 2008 until 2017, she served as the Managing Partner of that office. Ms. Gates began working at Ernst & Young LLP in 1986, and during her tenure there worked with both public and privately-held clients throughout the southwestern United States in the retail/consumer products, transportation, manufacturing and contract drilling industries. Ms. Gates' areas of expertise include working with internal audit departments, coordinating financial statement audits, accounting and financial reporting. In December 2022, Ms. Gates was elected to the Board of Directors of OGE Energy Corp. (OGE), where she currently serves on the Audit Committee and Compensation Committee. During 2023, she served on OGE's Nominating, Corporate Governance and Stewardship Committee. Ms. Gates currently serves on the Tulsa Area United Way Board of Directors where she chairs the Governance Committee. She also serves on the Tulsa Area United Way Community Investment Cabinet and the Walton College of Business Dean's Executive Advisory Board at the University of Arkansas. In 2022, Ms. Gates was appointed to the Arkansas Business Hall of Fame Board of Directors. She previously chaired the Finance and Audit Committee of the Tulsa Area United Way and previously served on the Tulsa Regional Chamber of Commerce Board of Directors. Ms. Gates holds a Masters of Science in Accounting from the University of Arkansas. Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

John A. Heil, 71, has served as a member of Tempur Sealy International's Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food and supplies and a subsidiary of Spectrum Brands, Inc. From 2000 to February 2005, he served as United Pet Group's President and Chief Executive Officer. Mr. Heil was a member of the Board of Directors and the Audit Committee of VCA Inc. (formerly VCA Antech Inc.), a Nasdaq listed company, from February 2002 to October 2017, and previously served as a Director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil's long career in management and the branded consumer products arena brings to the Board a remarkable depth of operational and strategic experience.

Meredith Siegfried Madden, 50, was elected to serve as a member of Tempur Sealy International's Board of Directors effective January 1, 2022. Mrs. Madden serves as the Chief Executive Officer of The NORDAM Group Inc., a private, family-owned global aerospace manufacturing company and has served in this position since 2011. The NORDAM Group Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2018 and emerged from bankruptcy protection on April 9, 2019. Mrs. Madden joined The NORDAM Group in 1999 and served in a variety of operations and sales positions until her appointment in 2009 as Chief Operating Officer, NORDAM Repair Group. She served in this position until her appointment in 2011 as Chief Executive Officer of The NORDAM Group. Prior to joining The NORDAM Group, Mrs. Madden worked in corporate finance consulting at Arthur Anderson & Co. from 1996-1999. Mrs. Madden holds a Master's Degree in Business Administration from the University of Chicago and a Bachelor's Degree in Business Administration and Finance from the University of Notre Dame. Mrs. Madden is a member of the Board of Directors of SkyWest, Inc. (SKYW), a passenger airline company providing service to the United States, Canada, Mexico and the Caribbean, and serves on the Audit and Finance, the Compensation, and the Safety and Compliance Committees. Mrs. Madden brings a wealth of international and domestic experience in sales, operations, manufacturing and finance to the Board.

Richard W. Neu, 68, has served as a member of Tempur Sealy International's Board of Directors since October 2015. Mr. Neu's professional career has spanned over 40 years. For the last 18 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the Board of Directors, as Chair of the Audit Committee, as a member of the Nominating and ESG Committee and as a member of the Executive Committee of Huntington Bancshares Incorporated (HBAN). Mr. Neu also served as a Director of Oxford Square Capital Corp. (OXSQ) from 2016 to 2021. Until the sale of the company in 2012, he was the Lead Director and a member of the Audit Committee and Governance Committee of Dollar Thrifty Automotive Group, Inc. Mr. Neu also served as a Director of MCG Capital Corporation, a business development corporation, from 2007 until its sale in 2015, and during this period served as Chairman of the Board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a Director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a senior audit manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Scott L. Thompson, 65, has served as Chairman of Tempur Sealy International's Board of Directors and as its President and Chief Executive Officer since September 2015. He previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Chairman of Dollar Thrifty from December 2011 to September 2012. He served as a member of the Board of Directors, and for part of that time as the Non-Executive Chairman, of Houston Wire & Cable Company, a publicly-traded provider of industrial products, from November 2007 until September 2015. Mr. Thompson also served as a member of the Board of Directors of Conn's, Inc., a publicly traded retailer of consumer furniture, from June 2004 to September 2015 and of Asbury Automotive Group, Inc., a publicly traded automotive retailer, from January 2015 to February 2018. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings to the Board extensive financial, retail, operational and entrepreneurial experience in his roles as an executive officer and director of publicly traded companies.

Executive Officers

Certain information as of March 12, 2024, about our executive officers is set forth in the following table and accompanying text:

Name	Age	Position
Scott L. Thompson	65	Chairman of the Board, President and Chief Executive Officer
Bhaskar Rao	58	Executive Vice President and Chief Financial Officer
H. Clifford Buster, III	54	Chief Executive Officer, North America
David Montgomery	63	Executive Vice President, Global Business Strategy and Development
Thomas A. Murray	55	Executive Vice President, Chief Marketing Officer, U.S.
Steven H. Rusing	59	Executive Vice President, President, U.S. Sales
Scott J. Vollet	60	Executive Vice President, Global Operations
Hansbart Wijnand	54	Executive Vice President, International

Bhaskar Rao was appointed to serve as Executive Vice President and Chief Financial Officer of Tempur Sealy International in October 2017. Mr. Rao joined Tempur Sealy International as Director of Financial Planning and Analysis in January 2004 and, from April 2011 until his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President and Chief Accounting Officer. From January 2004 to April 2011, he held various roles of increasing responsibility in the Company's finance and accounting organization. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young, and from 1994 until 2002, he was employed by Arthur Andersen. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

H. Clifford Buster, III was appointed to serve as Chief Executive Officer, North America effective January 1, 2021. Mr. Buster joined Tempur Sealy International as Executive Vice President, Direct to Consumer, North America in September 2017, and then served as Executive Vice President, President U.S. Direct to Consumer during 2020. From February 2015 to August 2017, Mr. Buster served as the Chief Financial Officer of Berkshire Hathaway Automotive, Inc. From November 2013 to January 2015, Mr. Buster served as Chief Financial Officer at Exeter Financial Corp. Mr. Buster has also held leadership positions at Dollar Thrifty Automotive Group, Inc., Helix Energy Solutions Group, Inc. and Group 1 Automotive, Inc. Mr. Buster earned a Bachelor of Accountancy from the University of Mississippi.

David Montgomery joined Tempur Sealy International in February 2003 and served as Executive Vice President and President of International Operations until 2019. He currently serves as Executive Vice President, Global Business Strategy and Development with responsibilities including global business strategy, global business development and global licensing. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, including as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery earned his B.A. degree, with honors, from L'Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Thomas A. Murray was appointed to serve as Executive Vice President, Chief Marketing Officer, U.S. in January 2020. Mr. Murray joined Tempur Sealy International in May of 2018 as Senior Vice President, Marketing. From 1994 to 2007, Mr. Murray was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Following his tenure with Procter & Gamble, Mr. Murray transitioned to Senior Vice President of Marketing positions within a number of industry-leading consumer technology companies, including TomTom, Inc. from 2007-2011 and again in 2012-2014, Carbonite, Inc. from 2011-2012 and ADT, Inc. from 2014-2017. Mr. Murray earned a B.A. from Fairfield University in 1990 and attended the University of Connecticut Graduate School of Business.

Steven H. Rusing was appointed to serve as Executive Vice President, President, U.S. Sales in January 2020 after serving as Senior Vice President, U.S. Sales for Tempur Sealy International beginning in March 2016. Mr. Rusing joined Sealy Corporation in June 1992 and held various account management roles with increasing responsibility. From June 1996 until October 2002 he served as District Sales Manager. In November 2002 he was appointed Vice President of Sales for the West Region until June 2006. From July 2006 to December 2007 he served as Vice President of National Accounts. In January 2008 he was appointed Senior Vice President of National Accounts and held the same role at Tempur Sealy International starting in June 2013. Mr. Rusing earned a B.A. degree in Management from Wayne State University.

Scott J. Vollet joined Tempur Sealy International in August 2009 and currently serves as Executive Vice President, Global Operations. From 1987 to 2009, Mr. Vollet was employed by Texas Instruments Incorporated, Gemini Management Consulting and Lexmark International, Inc. Mr. Vollet previously served as Vice President of Tempur Sealy Global Supply Chain. He began leading the Global Operations team at Tempur Sealy International in 2013. Mr. Vollet earned a B.S. in Industrial Engineering from the University of Missouri and an M.B.A. from the University of Dallas.

Hansbart Wijnand joined Tempur Sealy International in 2001, where he served in various roles before being appointed as Executive Vice President of International, effective January 2022. From 2001 to 2022, Mr. Wijnand served in several leadership roles including Vice President Finance & Operations International, Senior Vice President of Europe, and most recently Senior Vice President, Regional President EMEA. Mr. Wijnand studied at the Erasmus University in Rotterdam, Netherlands and earned his MBA degree from the London Business School, United Kingdom.

Stock Ownership

Director and Executive Officer Stock Ownership Guidelines

Our Board of Directors has adopted the following minimum stock ownership guidelines for our executive officers and Directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and Directors by requiring a meaningful, minimum level of stock ownership.

Base Salary for CEO	Annual Base Fee (currently $110,000) for Non-Management Directors	Base Salary for Other Executive Officers
6x	5x	3x

The value of the stock ownership is calculated based on the average closing price of the Company's common stock on the NYSE for the most recent period from February 15 through May 14. Shares of our common stock currently owned and not pledged, including shares issuable from vested restricted stock units, vested performance restricted stock units and other vested equity awards count as stock owned for purposes of the stock ownership guidelines. The holdings of a person will also include all shares of stock owned by any family member or family trust of such person, to the extent such shares of stock are required to be included in the Section 16 filings of such person.

Upon becoming subject to the stock ownership guidelines, our executive officers and non-management directors have five years to meet his or her target ownership level. Until the target ownership level is met, executive officers and non-management directors shall retain 50% of the net, after-tax shares of Tempur Sealy International common stock received in connection with any equity-based awards granted by Tempur Sealy International. Once the target ownership level is met, such executive officers and non-management directors are free to sell their Tempur Sealy shares in accordance with the requirements of our Insider Trading and Confidentiality Policy, as applicable, provided their holdings do not fall below the target ownership level. If, after achieving the applicable target level of ownership, an executive officer or non-management director subsequently falls out of compliance with these guidelines (including as a result of a decline in our stock price), the applicable retention requirement described above will once again apply. For 2023, all of our executives and Directors maintained compliance with the minimum stock ownership guidelines.

Stock Ownership of Certain Beneficial Owners and Directors and Executive Officers

The following table sets forth information as of March 12, 2024, regarding the beneficial ownership of our outstanding equity securities by:

•each person known to beneficially own more than 5% of Tempur Sealy International's outstanding common stock;
•each of Tempur Sealy International's Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and
•all of Tempur Sealy International's Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 12, 2024, there were 173,612,797 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares	Percentage of Class %
5% Stockholders:
Select Equity Group, L.P. 380 Lafayette Street New York, New York 10003	22,698,406(1)	13.20
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	15,924,287(2)	9.24
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,588,476(3)	8.50
Browning West LP 1999 Avenue of the Stars, Suite 1150 Los Angeles, CA 90067	12,611,189(4)	7.32
Named Executive Officers and Directors:
Scott L. Thompson (5)(9)	6,432,147	3.63
Bhaskar Rao (9)	388,595	*
H. Clifford Buster, III (6)(9)	537,165	*
Steven H. Rusing (7)(9)	270,713	*
Scott J. Vollet (9)	430,781	*
Evelyn S. Dilsaver (9)	150,550	*
Simon John Dyer (8)(9)	14,808	*
Cathy Rogers Gates (9)	39,476	*
John A. Heil (9)	131,752	*
Meredith Siegfried Madden (9)	10,008	*
Richard W. Neu (9)	166,040	*
All Executive Officers and Directors as a group (14 persons):	9,834,415	5.55
* Represents ownership of less than 1% of class

(1)	Amounts shown reflect the aggregate number of shares of common stock held by Select Equity Group, L.P. based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2024. Select Equity Group, L.P. reported sole voting power over 0 shares, shared voting power over 22,698,406 shares, sole dispositive power over 0 shares and shared dispositive power over 22,698,406 shares.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in an amendment to Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group reported sole voting power over 0 shares, shared voting power over 65,467 shares, sole dispositive power over 15,677,472 shares and shared dispositive power over 246,815 shares.
(3)	Amounts shown reflect the aggregate number of shares of common stock held by BlackRock, Inc. based on information set forth in an amendment to Schedule 13G/A filed with the SEC on January 25, 2024. BlackRock, Inc., the parent holding company of subsidiary companies, reported sole voting power over 14,240,800 shares, shared voting power over 0 shares, sole dispositive power over all 14,588,476 shares and shared dispositive power over 0 shares.
(4)	Amounts shown reflect the aggregate number of shares of common stock held by Browning West LP based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2024. Browning West LP reported sole voting power over 0 shares, shared voting power over 12,611,189 shares, sole dispositive power over 0 shares and shared dispositive power over 12,611,189 shares.
(5)	Includes 454,364 shares of common stock which are the result of the vesting of restricted stock units; however, payout of the vested common shares is deferred until thirty days following termination of his employment.
(6)	Includes 256,979 shares of common stock owned by a family trust of which Mr. Buster is the trustee. Mr. Buster's spouse is the sole beneficiary of the trust.
(7)	Includes 22,400 shares of common stock owned by a family limited liability company.
(8)	Includes 4,800 shares of common stock owned by Madad Investment Pty Ltd of which Mr. Dyer is a shareholder and has sole control over the investment and voting decisions of the entity.

(9)
Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 12, 2024, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

	Named Executive Officer	Number of Shares	Director	Number of Shares
	Scott L. Thompson	3,399,548	Evelyn S. Dilsaver	6,612
	Bhaskar Rao	18,812	Simon John Dyer	—
	H. Clifford Buster, III	35,248	Cathy Rogers Gates	—
	Steven H. Rusing	10,448	John A. Heil	—
	Scott J. Vollet	18,812	Meredith Siegfried Madden	—
			Richard W. Neu	—
	All Executive Officers and Directors as a Group (14 persons):			3,649,204

Anti-Hedging and Anti-Pledging Policy

The Company's Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from engaging in any form of hedging transaction or monetization transactions relating to our Company securities, including the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. In addition, with limited exceptions, our employees, executive officers and members of the Board of Directors are prohibited from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. We believe that these policies further align executives' interests with those of our stockholders.

Executive Compensation and Related Information

Compensation Discussion and Analysis

2023 CD&A At-A-Glance

This year's Compensation Discussion and Analysis ("CD&A") reviews the objectives and elements of Tempur Sealy's executive compensation program and discusses the 2023 compensation earned by our named executive officers ("NEOs"). It also explains the significant actions the Compensation Committee took based on its ongoing commitment to consider stockholder feedback and to ensure our senior leadership team continues to drive long-term earnings growth while balancing the Company's environmental and social responsibilities. During 2023, we:

Continued our stockholder outreach efforts with a significant focus on executive compensation matters
■Reached out to 16 of our top stockholders, representing approximately 64% of shares outstanding
■The Lead Director from the Board of Directors, along with members of senior management, participated in various meetings with 3 top stockholders, representing approximately 30% of shares outstanding

Maintained the link between pay and performance in our Long-Term Incentive Plan ("LTIP")
■For 2023 regular LTIP awards, granted 50% using performance-based restricted stock units ("PRSUs"); and 50% using time-based restricted stock units ("RSUs")
■For 2023, continued to align our PRSU awards with market best practices:
•Retained the maximum payout opportunity for all NEOs at 300% of target
•Retained three performance metrics: adjusted EBITDA(1), Relative Total Shareholder Return ("TSR") and a qualitative Environmental, Social and Governance ("ESG") component

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor, and retailer of bedding products, we know how crucial a good night of sleep is to overall health and wellness. We accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities including employee safety programs, product and monetary donations, and environmental and social initiatives supporting our long-term commitments. Our focus on innovative products, consumer-preferred brands, omni-channel distribution and driving sustained long-term profitability expansion drove the Company's strong market performance in 2023.

The Compensation Committee believes that the adjusted EBITDA(1) targets for 2023 drove strong business performance in light of the subdued demand within the bedding category. The Company estimates that domestically produced mattress units in the U.S. declined 12% to 18 million units in 2023, well below the industry 20-year average of 21.7 million units. Notwithstanding the lowered demand, our competitive advantages of developing and marketing differentiated products through consumer-centric innovation, world-class manufacturing capabilities, successful omni-distribution platform, and vertical integration enabled us to outperform our competitors in the bedding industry in 2023. The Company believes that a culture of relentless pursuit towards execution, an experienced management team, and a performance-based compensation program for its executive team are instrumental in helping the Company achieve long-term growth.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

2023 NEOs

Name	Title
Scott L. Thompson	Chairman, President and Chief Executive Officer ("CEO")
Bhaskar Rao	Executive Vice President and Chief Financial Officer ("CFO")
H. Clifford Buster, III	Chief Executive Officer, North America
Steven H. Rusing	Executive Vice President, President, U.S. Sales
Scott J. Vollet	Executive Vice President, Global Operations

Results of 2023 Say on Pay / Board Responsiveness to Stockholder Feedback

In 2023, our executive compensation program received the support of over 86% of the total votes cast at our Annual Meeting of Stockholders. These results indicated solid support of our stockholder outreach efforts during 2020, 2021 and 2022, which resulted in meaningful changes to our program.

The Compensation Committee believes that our program closely aligns the interests of management with our stockholders' interests. Throughout 2023, we continued our efforts as part of our commitment to ensure continued stockholder support for our compensation program. Between December 2023 and March 2024, we contacted stockholders representing approximately 64% of our outstanding common stock. A key objective of these outreach efforts was to continue listening to our stockholders to better understand their perspectives on our executive compensation program and ESG initiatives. The Lead Director, Chief Human Resources Officer, Chief Financial Officer and Investor Relations were all active participants in these discussions.

These meetings helped validate that our stockholders continue to be broadly supportive of the overall philosophy, objectives, and design of our executive compensation program. They also provided us with important perspectives on how to improve and better explain our executive compensation program as we continue to move forward. Based on these meetings and past learnings, in 2022 and 2023 we retained the significant modifications to our executive compensation program that we made in 2021, as summarized below:

What We Heard	What We Did
Stockholders prefer a mix of performance-based and time-based equity grants.	LTIP awards were granted; 50% using performance-based PRSUs and 50% using time-based RSUs.
Stockholders would like to see maximum payout opportunities for the long-term incentive award targeted closer to market practices.	In 2021, the LTIP maximum award opportunity was lowered from 600% to 300% of target and remained at that level in 2023.
Stockholders seek a more diversified use of performance metrics in the incentive plans, and more clarity around the performance metrics in the incentive plans.
Retained relative TSR and qualitative ESG performance metrics in the LTIP to balance the existing adjusted EBITDA(1) metric. Details about the performance metrics and their rationale are provided below in "2023 Annual Long-Term Incentive Plan ("LTIP") Grants."

Stockholders suggested the inclusion of ESG as a performance component of compensation going forward, aligning with increased stockholder interests.	Continued to include a qualitative ESG component in our LTIP to balance our global responsibilities to serve all stakeholders, our community and environment.

We value the views and insights of our stockholders, and we believe that constructive and meaningful dialogue with them builds relationships that promote transparency and accountability for the benefit of all. We will continue to maintain an open dialogue with our stockholders to help ensure that the Board and management have a regular pulse on investor perspectives.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Compensation Governance and Best Practices

Our independent Compensation Committee of our Board structures and develops our executive compensation program by weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies, including our stockholders. As noted above, the Compensation Committee considers stockholders' views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and also through direct conversations with investors that allow the Compensation Committee to gather additional insights. The Compensation Committee also seeks input from its independent compensation consultant.

Our compensation program includes specific elements that link executive compensation with long-term stockholder interests. We strive to reflect and implement compensation design and governance best practices in our program. These practices include:

What We Do	What We Don't Do
•Emphasize incentive-based compensation to align pay with performance	•No stock option repricing without stockholder approval
•Place primary emphasis on long-term incentive compensation to link executive and stockholder interests	•No uncapped incentive award opportunities
•Have significant stock ownership guidelines and holding requirements	•No stock hedging or stock pledging activities
•Maintain a Clawback Policy requiring the recovery of excess compensation in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•No multi-year pay guarantees within employment agreements
•Engage an independent compensation consultant to advise the Compensation Committee	•No single trigger acceleration of equity awards in the event of a change of control unless these awards are not assumed, continued or substituted by the surviving corporation
•Conduct annual risk assessment	•No single trigger or modified trigger vesting for cash severance in the event of a change of control
•Solicit stockholder feedback	•No excessive perquisites or benefits to our NEOs
•Use tally sheets and other analytical tools to assess executive compensation	•No tax gross-ups in the event of a change of control

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

2023 Business Overview

2023 Financial Performance and Accomplishments

The Company's long-term strategies and investments position Tempur Sealy as a growth company with a fortified balance sheet, leading global industry position, and a capital allocation plan that is designed to drive shareholder value. As a result of these attributes, Tempur Sealy was able to outperform the broader market in 2023 while the industry experienced a significant unforeseen decline in unit volume. The Company reported net sales of $4.9 billion as of December 31, 2023, which reflects the Company's execution of its global growth initiatives, offset by the transitory impact of a challenging macroeconomic backdrop. At December 31, 2023, the Company also reported adjusted EBITDA(1) of $877.3 million and adjusted EPS(1) of $2.40.

The following chart sets forth the Company's stock as compared to the S&P 500:
The Company realized robust operating cash flows and expanded gross margins while sales and earnings were solid against a challenged operating environment. The U.S. bedding industry, which is the Company's largest market, was challenged in 2023. Based on preliminary figures, category units were estimated to decline double-digits versus the prior year, and U.S. produced mattress units were below the 20-year trough for the industry. The Company's competitive position, unique operating model, and experienced management team have enabled it to weather the many challenging circumstances in recent years better than any other bedding company in the world.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

The following chart shows management's estimates for U.S. Produced Mattress Units from 2017 through 2023:

Company also remained steadfast in its commitment to its communities and the environment and delivered significant progress on its related ESG initiatives in 2023, including expanding the achievement of its zero landfill goal at our Canadian and Mexican manufacturing operations, while maintaining the status for its wholly owned U.S. and European manufacturing operations, and meaningful steps towards the achievement of its long-term goal of achieving carbon neutrality by 2040. For additional information, please refer to the Company's 2024 Corporate Social Values Report located on the Tempur Sealy Investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Annual Reports" .

What Guides Our Program

Executive Compensation Objectives and Philosophy

We have a strong pay-for-performance culture. Each element of our compensation program is designed to attract, motivate and retain our management talent and to appropriately reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Principal Components of Compensation

The principal components of compensation that support our compensation philosophy and objectives include:

Pay Element	Purpose	Description	Link to Performance
Annual Base Salary	To attract and retain qualified key leadership talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation. Used to calculate other compensation elements.	Base salary levels represent a relatively small portion of our executive officers' total target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

Individual base salary amounts reflect our Compensation Committee's judgment with respect to each executive officer's responsibilities, performance, and work experience and also take into consideration competitive market data.
Annual Incentive Plan ("AIP") Awards	To focus executives on achieving critical short-term financial and operating targets and/or strategic initiatives.	Variable annual cash incentive with payout based on Company performance over the fiscal year.
Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria. Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation.

Long-Term Incentive Plan ("LTIP") Awards	To align a significant portion of executive compensation to the Company's long-term operational performance, as well as share price appreciation, total stockholder return, and ESG goals. This component also supports our executive talent retention objectives.	Annual grants of PRSUs and/or RSUs.	PRSUs reward participants contingent upon the successful achievement of pre-determined performance objectives and qualitative ESG goals, using a currency (common stock) that is strongly aligned with stockholder interests.

RSUs support the Company's leadership retention objectives and reinforce an ownership mentality through enhanced equity stakes.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Compensation Mix

As illustrated below, the majority of our CEO's and other NEOs' annual total direct compensation opportunity is performance-based, at-risk, and long-term. The graphs depict the mix of total target direct compensation in 2023 from ongoing programs for our CEO and other NEOs.

CEO Target Compensation Mix

Base Salary 11%
Target Annual Incentive 14%
Long Term Incentive 75%

Other NEOs Target Compensation Mix

Base Salary 18%
Target Annual Incentive 14%
Long Term Incentive 68%

The Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program and has overall responsibility for making final decisions about total compensation for all of the NEOs. As part of its annual process, the Committee works closely with senior management (as appropriate) and its independent compensation consultant. This process ensures consistency from year to year and adherence to the responsibilities listed in the Committee's Charter, which is available on our website.

The Role of the CEO. The CEO makes recommendations to the Compensation Committee regarding the compensation of executive team members. The CEO does not provide recommendations concerning his own compensation, nor is he present when his compensation is discussed by the Committee. The Committee, with input from its independent compensation consultant, discusses the elements of the CEO's compensation in an executive session and makes a recommendation to all of the non-management members of the Board for discussion and final approval. At the Committee's request, a member of our management team may attend the executive session to answer questions from the Committee.

The Role of the Independent Consultant. The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2023, the Committee continued its engagement with Pearl Meyer & Partners, LLC ("Pearl Meyer") as its independent compensation consultant. Pearl Meyer provided the following services during 2023: executive and board of directors compensation benchmarking, support in the design of annual and long-term incentive plans, review and analysis of compensation programs from a risk perspective, review of the Company's clawback policy, and support for the Committee's stockholder outreach activities. Additionally, a representative of the independent consultant attends meetings of our Compensation Committee and communicates with our Compensation Committee chair and our Senior Vice President, Chief Human Resources Officer between meetings; however, our Compensation Committee (and the independent members of the full Board in the case of the CEO) make all decisions regarding the compensation of our executive officers.

The Compensation Committee reviewed its engagement with Pearl Meyer, based on the factors set forth in the corporate governance standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission, and determined that there are no conflicts of interest between Pearl Meyer and the Compensation Committee.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

The Role of the Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by its independent compensation consultant, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards. In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The nineteen companies currently comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, market capitalization, EBITDA, scope of operations and branded consumer product focus.

The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. During the summer of 2022, the Compensation Committee reviewed its Peer Group for compensation decisions to be made in 2023. Based on this review and the advice of its independent compensation consultant, the Compensation Committee approved the following changes to the Peer Group to better align with the Company's revenue in 2022; removed MillerKnoll, Inc.(fka Herman Miller, Inc.), Steelcase Inc. and La-Z-Boy Incorporated because these three companies no longer meet the revenue and business comparability criteria used by the Compensation Committee and replaced them with Capri Holdings Limited, Levi Strauss & Co., PVH Corp. and Skechers U.S.A., Inc.

The Peer Group companies for 2023 are listed below:

2023 Peer Group

Brunswick Corporation (BC)	Hasbro, Inc. (HAS)	Skechers U.S.A., Inc. (SKX)
Capri Holdings Limited (CPRI)	Leggett & Platt, Incorporated (LEG)	Sleep Number Corporation (SNBR)
Carter's, Inc. (CRI)	Levi Strauss & Co. (LEVI)	Tapestry, Inc. (TPR)
Columbia Sportswear Company (COLM)	Polaris Industries Inc. (PII)	Under Armour, Inc. (UA)
Deckers Outdoor Corporation (DECK)	PVH Corp. (PVH)	Williams-Sonoma, Inc. (WSM)
Gildan Activewear Inc. (GIL)	Ralph Lauren Corporation (RL)
Hanesbrands Inc. (HBI)	RH (RH)

2023 Executive Compensation Program In Detail

Base Salary

The Compensation Committee determines base salaries for the NEOs each year accounting for multiple factors, including breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, market positioning and budget. The Committee also considers the analyses provided by our independent compensation consultant. Decisions are based in part on market data provided by the Compensation Committee's independent compensation consultant. The Compensation Committee determined that an approximate 3.0% increase in base pay was appropriate for each of the NEOs. This was the first increase in annual base pay for Mr. Thompson since he joined the Company. This decision was based in part on market data provided by Pearl Meyer, the Compensation Committee's independent compensation consultant, which indicated that base salaries for the average NEO were below the 25th percentile for the Peer Group.

The table set forth below lists the base salaries for the NEOs for 2022 and 2023. The salaries for 2023 were established at the beginning of January 2023.

Named Executive Officer	2022 Annual Salary	2023 Annual Salary	Increase (%)
Scott L. Thompson	$1,100,000	$1,133,000	3%
Bhaskar Rao	$464,000	$478,000	3%
H. Clifford Buster, III	$515,000	$531,000	3%
Steven H. Rusing	$412,000	$ 425,000	3%
Scott J. Vollet	$464,000	$478,000	3%
2023 Annual Incentive Plan
Our annual incentive plan ("AIP") ensures that a significant portion of each NEO's annual compensation is at risk and dependent on overall Company performance. The plan is designed to focus the NEOs on achieving critical short-term financial and operating targets and/or strategic initiatives. The Compensation Committee is responsible for administering the AIP pursuant to the terms of our Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives, which was approved by our stockholders in May 2015.

2023 Target Bonus Opportunities. On average, target bonus opportunities for our NEOs were targeted at the median of a 50/50 blend of publicly filed peer company proxy data and published market survey data. The following table sets forth the targeted annual incentive levels for each NEO in 2023, shown as a percentage of annual base salary at year-end, along with the maximum potential incentive opportunity:

NEO	Target Award as a % of Salary	Target Award ($)	Maximum Award as a % of Salary
Scott L. Thompson	135%	$1,529,550	270%
Bhaskar Rao	75%	$358,500	150%
H. Clifford Buster, III	85%	$451,350	170%
Steven H. Rusing	75%	$318,750	150%
Scott J. Vollet	75%	$358,500	150%

2023 Performance Goals, Metrics and Results. The performance goals set for AIP awards are intended to be at a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet them. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Adjusted EBITDA(1) was selected as the primary performance metric for 2023 because it places a significant emphasis on profits. The Compensation Committee believes that using adjusted EBITDA(1) promotes the critical collaboration needed for the entire Company to stay focused on the same end results, as well as aligns executive and stockholder interests. This target is also consistent with the 2023 AIP for non-NEOs and was designed to foster teamwork at all levels.

The Compensation Committee believes that the adjusted EBITDA(1) targets for 2023 drove strong business performance in light of the challenged category demand and global macroeconomic factors. While the market was robust in 2021 and 2022, we anticipated that in 2023 the Company would experience strong category headwinds across market specific and macroeconomic factors. Recognizing the challenging environment, the Compensation Committee lowered the performance targets for 2023 from the performance targets for 2022. The payouts were interpolated percentages on adjusted EBITDA(1); no payout if below $500 million; payout between 50% to 100% for $600 to $800 million, payout between 100% to 200% for $800 to $1,000 million, and a maximum payout of 200% for exceeding $1,000 million.

2023 AIP Payouts. Based on these targets, the following payouts were made under our 2023 AIP to our NEOs based upon an adjusted EBITDA(1) of $877.3 million, i.e. 139% of target.

NEO	2023 Target ($)	2023 Actual Payment ($)
Scott L. Thompson	$1,529,550	$2,126,075
Bhaskar Rao	$358,500	$498,315
H. Clifford Buster, III	$451,350	$627,377
Steven H. Rusing	$318,750	$443,063
Scott J. Vollet	$358,500	$498,315

2023 Annual Long-Term Incentive Plan ("LTIP") Grants

The focus of our annual and long-term incentive plans is achieving profitable growth while balancing investments in business initiatives and driving long-term stockholder value creation. For awards in 2023, we used a balanced mix of quantifiable absolute and relative financial metrics, as well as qualitative ESG metrics to measure performance and support the following key objectives:

•Motivate and reward an experienced management team with performance-based equity awards and long-term incentive compensation to encourage both retention and performance
•Foster a culture of relentless pursuit towards execution of delivering earnings growth and strong stockholder returns
•Drive our ESG initiatives

In response to stockholder feedback, we applied the same PRSU award structure in 2023 that we used in 2021 and 2022 by using three performance metrics. This structure diversifies the LTIP metrics, allowing for strong alignment across stockholder interests.

Plan	Annual Incentive Plan ("AIP") Awards	LTIP
		PRSUs = 50% of the total LTIP award value			RSUs = 50% of total LTIP award value
Performance Metrics	Company-Wide Adjusted EBITDA(1)	Company-Wide Adjusted EBITDA(1)	Relative TSR	ESG	Not Applicable
Weightings	100%	80% of 50%	10% of 50%	10% of 50%	50%
Key Points
*Adjusted EBITDA(1) emphasizes growth while continuing strong accountability for returns
*Using a Company-wide performance goal based on adjusted EBITDA(1) promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation
*After performance metrics satisfied for PRSUs, additional time vesting enhances retention

*TSR relative to the compensation Peer Group directly aligns management and investor interests through the creation of stockholder value
*Adds a relative performance component
*Creates balance with other performance metrics
*After performance metrics satisfied, additional time vesting enhances retention

*Qualitative assessment of accomplishments aligned with Company ESG initiatives
*Ensures focus on global responsibility to serve all stakeholders, community, and environment
*After performance metrics satisfied, additional time vesting enhances retention
*4-year time vesting supports leadership retention objectives *Reinforces ownership mentality through enhanced equity stakes

2023 LTIP Awards

In determining the size of each 2023 LTIP award granted, the Committee considered a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO's position within the Company. The actual number of target PRSUs and time-based RSUs granted was calculated by dividing the dollar value of the award by the closing price of the Company's stock on the equity award grant date. The table below shows the dollar value of the target PRSUs and time-based RSUs awarded for fiscal 2023 for each of the NEOs:

NEO	2023 PRSUs	2023 RSUs
Scott L. Thompson	$4,000,000	$4,000,000
Bhaskar Rao	$775,000	$775,000
H. Clifford Buster, III	$1,250,000	$1,250,000
Steven H. Rusing	$775,000	$775,000
Scott J. Vollet	$775,000	$775,000
2023 PRSU Outcomes

Based on 2023 results, the Compensation Committee determined that 177% of the target PRSUs relating to Company- wide adjusted EBITDA(1) were earned, 300% of the target PRSUs relating to the Company's relative TSR percentile were earned and 300% of the target PRSUs relating to the Committee's qualitative assessment of the Company's ESG performance were earned; resulting in an overall weighted average payout of 201.6% of the total target PRSUs. In each case, the PRSUs remain subject to continued time vesting. Except for Mr. Thompson's PRSUs, these PRSUs will vest equally over three years beginning on the second anniversary of the grant date. Mr. Thompson's PRSUs will vest on the second anniversary of the grant date. The chart below shows the performance goals set, as well as actual results.

	Company-Wide Adjusted EBITDA(1) (80%)	Relative TSR Percentile (10%)	ESG Performance (10%)
Actual	$877.3 million	Exceeded 75th Percentile	Compensation Committee determined exceeded expectations
Earned Amount	177% of Target	300% of Target	300% of Target
Note: Payout is an interpolated percentage between 25% to 300% if adjusted EBITDA(1) exceeded $500 million up to $1,000 million and if the relative TSR percentile exceeded 25th percentile up to 75th percentile.

Other Compensation-Related Policies and Processes
Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and Directors. Please refer to the section entitled "Stock Ownership - Director and Executive Ownership Guidelines" for more information.

Anti-Hedging and Anti-Pledging Policy

The Company's Policy on Insider Trading and Confidentiality prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Clawback Policy

In September 2023, we amended our Clawback Policy, effective as of October 2, 2023, in order to comply with the final clawback rules adopted by the SEC under Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, ("Rule 10D-1") and the associated listing standards, as set forth in Section 303A.14 of the New York Stock Exchange Listed Company (the "Clawback Rules"). The Clawback Policy provides for the mandatory recovery of erroneously awarded "incentive-based compensation" (as defined in the Clawback Rules) from current and former executive officers (as defined in Rule 10D-1) of the Company ("Covered Officers") in the event that we are required to prepare an accounting restatement, in accordance with the Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, we are entitled to recoup from the Covered Officers erroneously awarded "incentive-based compensation" received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement. The foregoing summary of the Clawback Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Clawback Policy, a copy of which can be found as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees. In accordance with the terms of the plan, we matched 100% of the first three percent of each match-eligible participating employee's salary that is deferred and 50% of the fourth and fifth percent of salary deferred. We made the matching contribution in 2023 for all match-eligible participating employees, including the match-eligible participating NEOs.

We do not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. We do offer country specific pension benefits to executive officers residing in other countries.

We provide reimbursement for financial planning expenses for NEOs based in the United States of up to $10,000 per year. The program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters. We provide car allowances for executive officers residing in other countries.

We provide the use of corporate aircraft to certain executives in limited circumstances, as discussed in Note 3 to the Summary Compensation Table. Our NEOs also receive certain other benefits that are discussed in Note 3 to the Summary Compensation Table.

In the aggregate, we believe the perquisites and other benefits we provide are comparable in scope to those who compete with us for executive talent.

We also offer various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO's compensation package as a whole, the Compensation Committee periodically analyzes these arrangements for reasonableness and market competitiveness.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Tax and Accounting Implications

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount a public company can deduct in any taxable year on remuneration paid to each of the company's covered employees (which includes our NEOs), as well as any individual that was a covered employee in any taxable year starting after 2017 regardless of whether such individual continues to be included in such group in the current year or any future year.

In designing our executive compensation program and determining the compensation of our executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee retains discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives, which may include arrangements that are not deductible due to the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We account for share-based compensation, including under the 2003 Equity Incentive Plan and the 2013 Equity Incentive Plan, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Stock Compensation."

Overall Compensation Approach And Risk Incentives

It is our belief that a majority of an NEO's total compensation should be variable "at risk" compensation, meaning it is tied to the Company's financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. Therefore, the Committee evaluated all of our plans and policies (applicable to executive officers and employees below the executive level) in August 2023 for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our stockholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the annual and long-term incentive plans are designed with risk-mitigating characteristics (for example maximum award payouts based on the attainment of Company financial objectives, which, with the exception of qualitative ESG assessment, are calculated based on the Company's audited financial results and a set of pre-established objective adjustments permitted by the Company's credit facility entered in 2019, which are then reviewed by the Company's independent public accountants when there are payouts). In addition, our programs include risk-mitigating policies in place such as insider trading and hedging prohibitions, clawbacks, and review and approval of final awards by our Compensation Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

(1) These are Non-GAAP financial measurements. Please refer to Appendix A for a discussion of these measures.

Compensation Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by,

COMPENSATION COMMITTEE
Richard W. Neu (Chair)
John A. Heil
Meredith Siegfried Madden

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2023, of those persons who served as (i) our principal executive officer during the year ended December 31, 2023, (ii) our principal financial officer during the year ended December 31, 2023, and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2023. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott L. Thompson Chairman, President and Chief Executive Officer	2023	1,133,000	8,298,422	—	2,126,075	272,690	11,830,187
	2022	1,100,000	8,307,337	8,934,336	1,024,650	293,055	19,659,378
	2021	1,100,000	15,571,024	—	2,970,000	213,593	19,854,617

Bhaskar Rao EVP and Chief Financial Officer	2023	478,000	1,607,785	—	498,315	25,864	2,609,964
	2022	464,000	1,609,560	—	240,120	23,942	2,337,622
	2021	450,000	3,016,929	—	675,000	14,646	4,156,575

H. Clifford Buster, III Chief Executive Officer, North America	2023	531,000	2,593,253	—	627,377	12,664	3,764,294
	2022	515,000	2,596,023	—	302,048	11,742	3,424,813
	2021	500,000	4,865,920	—	850,000	13,179	6,229,099

Steven H. Rusing EVP, President, U.S. Sales	2023	425,000	1,607,785	—	443,063	25,603	2,501,451
	2022	412,000	1,609,560	—	213,210	30,987	2,265,757
	2021	400,000	3,016,929	—	600,000	24,513	4,041,442

Scott J. Vollet EVP, Global Operations	2023	478,000	1,607,785	—	498,315	25,864	2,609,964
	2022	464,000	1,609,560	—	240,120	28,866	2,342,546
	2021	450,000	3,016,929	—	675,000	24,646	4,166,575

(1)For stock and option awards, the value set forth is the aggregate grant date fair value, in accordance with FASB ASC 718. See Note 1 "Summary of Significant Accounting Policies" and Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 for a complete description of the valuation. Stock awards include grants of restricted stock units ("RSUs") and RSUs with performance metrics ("PRSUs"), both of which are described in the Compensation Discussion and Analysis section and discussed elsewhere in this Proxy Statement. The grant date fair values of the PRSU awards represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards, which was the target value. The grant date fair value of these grants at maximum value was $15,498,333 for Mr. Thompson, $4,843,304 for Mr. Buster and $3,002,819 for each of Messrs. Rao, Rusing and Vollet. For the 2023 PRSU awards, the NEOs received 177% of the target PRSU award allocated to adjusted EBITDA, 300% of the target PRSU award allocated to Relative TSR Percentile and 300% of the target PRSU award allocated to ESG Performance. The grant date fair value of the 2022 Stock Award values at maximum value was $15,507,307 for Mr. Thompson, $4,845,983 for Mr. Buster and $3,004,468 for each of Messrs. Rao, Rusing and Vollet. The 2021 Stock Award values are presented at the maximum value.

(2)Non-Equity Incentive Plan Compensation payouts are reported in the year they are earned although paid in the following year. As discussed in the Compensation Discussion and Analysis section above, 139% of the target 2023 AIP was earned by each NEO.
(3)Represents amounts paid in 2023 on behalf of each of our NEOs for the following:

Named Executive Officer	Life Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Tax Preparation, Legal and Financial Planning Fees($)	Use of Corporate Aircraft ($)(a)	Income Tax Gross-Up ($)(b)	Total ($)
Scott L. Thompson	2,664	13,200	10,000	236,309	10,517	272,690
Bhaskar Rao	2,664	13,200	10,000	7,294		33,158
H. Clifford Buster, III	2,664	—	10,000			12,664
Steven H. Rusing	2,664	13,200	9,739			25,603
Scott J. Vollet	2,664	13,200	10,000			25,864

a.Corporate aircraft use is governed by the Company's Corporate Aircraft Policy adopted by the Compensation Committee in connection with the Company's decision to allow members of the Board and executive team to use company-owned, chartered or leased aircraft. In 2022, the Board modified the policy to require the CEO to use the Company airplane to limit travel time and enhance personal security and health. Pursuant to SEC rules, certain uses of corporate aircraft, including commuting from an executive's personal residence to the Company's headquarters in a different city, is considered "personal" and thus must be disclosed as a perquisite. For 2023, $143,946 of Mr. Thompson's use of Company aircraft was comprised of commuting flights.
b.The Company does not provide for United States Federal, State or local income tax gross-ups relating to imputed income to employees except in limited circumstances. The Company does provide for such gross-ups in certain circumstances under its Corporate Aircraft Policy. The total amount of such gross-ups during 2023 was $10,517.

Grants of Plan-Based Awards

The following table provides information about annual and long-term incentive award opportunities granted to our NEOs during 2023. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2023 Executive Compensation Program In Detail - 2023 Annual Incentive Program" and "2023 Executive Compensation Program In Detail - 2023 Annual Long-Term Incentive Plan ("LTIP") Grants".

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott L. Thompson
Annual Incentive Bonus		382,388	1,529,550	3,059,100
LTI Program - PRSUs	1/4/2023				28,629	114,514	343,542				4,298,413
LTI Program - RSUs	1/4/2023							114,515			4,000,009

Bhaskar Rao
Annual Incentive Bonus		89,625	358,500	717,000
LTI Program - PRSUs	1/4/2023				5,547	22,187	66,561				832,793
LTI Program - RSUs	1/4/2023							22,187			774,992

H. Clifford Buster, III
Annual Incentive Bonus		112,838	451,350	902,700
LTI Program - PRSUs	1/4/2023				8,947	35,786	107,358				1,343,248
LTI Program - RSUs	1/4/2023							35,786			1,250,005

Steven H. Rusing
Annual Incentive Bonus		79,688	318,750	637,500
LTI Program - PRSUs	1/4/2023				5,547	22,187	66,561				832,793
LTI Program - RSUs	1/4/2023							22,187			774,992

Scott J. Vollet
Annual Incentive Bonus		89,625	358,500	717,000
LTI Program - PRSUs	1/4/2023				5,547	22,187	66,561				832,793
LTI Program - RSUs	1/4/2023							22,187			774,992

(1)
These columns reflect the 2023 annual award opportunities under the AIP. They reflect the amounts that would have been payable under the program, based on a Threshold, Target and Maximum attainment. The 2023 Company-wide adjusted EBITDA results exceeded the target threshold goal and therefore 139% of the target AIP payout was made under the 2023 AIP and is reflected in the Summary Compensation Table. See "2023 Executive Compensation Program In Detail - 2023 Annual Incentive Program" for more information.

(2)
These awards represent PRSUs awarded as part of our 2023 LTIP. Each of the NEOs received 50% of their 2023 target LTIP award in the form of PRSUs based on the estimated grant date fair value as of January 4, 2023. Each PRSU granted in 2023 represents a contingent right to receive shares of our common stock, with the final number of shares to be issued based on the 2023 Company-wide adjusted EBITDA achievement, Relative TSR Percentile and qualitative ESG Performance during the one-year period ending on December 31, 2023. For the 2023 PRSU awards, the NEOs received 177% of the target PRSU award based on adjusted EBITDA, 300% of the target PRSU award based on Relative TSR Percentile and 300% of the target PRSU award based upon qualitative ESG Performance, resulting in an overall weighted average payout of 201.6% of the total target PRSUs. The PRSUs remain subject to time vesting. See "2023 Executive Compensation Program In Detail - 2023 Annual Long-Term Incentive Plan ("LTIP") Grants" for more information.

(3)
These awards represent RSUs awarded as part of our 2023 LTIP. Each of the NEOs received 50% of their 2023 target LTIP award in the form of RSUs based on the estimated grant date fair value as of January 4, 2023. These awards vest over the first four anniversaries of the grant date except that Mr. Thompson's award vests in full on the first anniversary of the grant date.

(4)
This column shows the grant date fair value of RSUs and of the PRSUs, computed in accordance with FASB ASC 718. See Note 1 "Summary of Significant Accounting Policies" and Note 11 "Stock-based Compensation" to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 for a complete description of the valuations. For the RSUs and the PRSUs, the grant date fair value displayed represents the value of the shares based on the closing price of the Company's common stock, par value $0.01 per share (the "Stock") on the NYSE on the grant date. The grant date fair values of the PRSU awards represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards, which was the target value.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable and our unvested stock awards as of December 31, 2023, for each of our NEOs. The table assumes a market value of $50.97 per share, the closing market price of our common stock on December 29, 2023.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
		(#) Exercisable	(#) Unexercisable		($)		(#)		($)
Scott L. Thompson
	9/4/2015	1,240,000	—		17.94	09/03/25
	1/5/2017	1,357,904	—		17.38	01/04/27
	1/5/2018	501,644	—		15.61	01/04/28
	7/6/2022	100,000	300,000	(1)	25.00	7/5/2032
	7/6/2022	100,000	300,000	(1)	30.00	7/5/2032
	7/6/2022	100,000	300,000	(1)	35.00	7/5/2032
	1/3/2020						58,436	(2)	2,978,483
	1/3/2020						467,520	(3)	23,829,494
	1/4/2021						75,586	(2)	3,852,618
	1/4/2021						302,343	(4)	15,410,423
	1/4/2022						41,485	(5)	2,114,490
	1/4/2022						35,509	(6)	1,809,894
	1/4/2023						114,515	(7)	5,836,830
	1/4/2023						114,514	(8)	5,836,779

Bhaskar Rao
	1/5/2018	18,182	—		15.61	01/04/28
	1/3/2020						9,056	(2)	461,584
	1/3/2020						72,456	(3)	3,693,082
	1/4/2021						14,644	(2)	746,405
	1/4/2021						58,575	(4)	2,985,568
	1/4/2022						12,057	(2)	614,545
	1/4/2022						13,760	(6)	701,347
	1/4/2023						22,187	(2)	1,130,871
	1/4/2023						22,187	(8)	1,130,871

H. Clifford Buster, III
	1/5/2018	35,248	—		15.61	01/04/28
	1/3/2020						9,056	(2)	461,584
	1/3/2020						72,456	(3)	3,693,082
	1/4/2021						23,620	(2)	1,203,911
	1/4/2021						94,479	(4)	4,815,595
	1/4/2022						19,446	(2)	991,163
	1/4/2022						22,196	(6)	1,131,330
	1/4/2023						35,786	(2)	1,824,012
	1/4/2023						35,786	(8)	1,824,012

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
		(#) Exercisable	(#) Unexercisable	($)		(#)		($)
Steven H. Rusing
	1/5/2018	10,448	—	15.61	01/04/28
	1/3/2020					5,844	(2)	297,869
	1/3/2020					46,752	(3)	2,382,949
	1/4/2021					14,644	(2)	746,405
	1/4/2021					58,575	(4)	2,985,568
	1/4/2022					12,057	(2)	614,545
	1/4/2022					13,760	(6)	701,347
	1/4/2023					22,187	(2)	1,130,871
	1/4/2023					22,187	(8)	1,130,871

Scott J. Vollet
	1/5/2018	18,812	—	15.61	01/04/28
	1/3/2020					9,056	(2)	461,584
	1/3/2020					72,456	(3)	3,693,082
	1/4/2021					14,644	(2)	746,405
	1/4/2021					58,575	(4)	2,985,568
	1/4/2022					12,057	(2)	614,545
	1/4/2022					13,760	(6)	701,347
	1/4/2023					22,187	(2)	1,130,871
	1/4/2023					22,187	(8)	1,130,871

(1)	These options become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(2)	These RSUs vest over four years, beginning with the one-year anniversary of the date of the grant.
(3)	On February 4, 2021, the Compensation Committee of the Board of Directors determined that the maximum performance condition for the performance restricted stock units (PRSUs) granted on January 3, 2020 was achieved. The PRSUs vested in approximately three equal installments on January 3, 2022, 2023 and 2024.
(4)	On February 22, 2022, the Compensation Committee of the Board of Directors determined that the maximum performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2021 were achieved. The PRSUs vest in approximately three equal installments on January 4, 2023, 2024 and 2025.
(5)	These RSUs, granted on January 4, 2022, vested over two-years, beginning with the one-year anniversary date of the grant.
(6)	On February 17, 2023, the Compensation Committee of the Board of Directors determined that the performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2022 met the following thresholds: 46% of the target PRSU award based on adjusted EBITDA, 188% of the target PRSU award based on Relative TSR Percentile and 300% of the target PRSU award based upon qualitative ESG Performance. The PRSUs vest in approximately three equal installments on January 4, 2024, 2025 and 2026 except that one-half of the PRSUs for Mr. Thompson vested on February 17, 2023 and the remaining balance vested on January 4, 2024.
(7)	These RSUs, granted on January 4, 2023, vested in full on the first anniversary of the date of grant.
(8)	On February 16, 2024, the Compensation Committee of the Board of Directors determined that the performance conditions for the performance restricted stock units (PRSUs) granted on January 4, 2023 met the following thresholds: 177% of the target PRSU award based on adjusted EBITDA, 300% of the target PRSU award based on Relative TSR Percentile and 300% of the target PRSU award based upon qualitative ESG Performance. The PRSUs vest in approximately three equal installments on January 4, 2025, 2026 and 2027 except the PRSUs for Mr. Thompson will vest in full on January 4, 2025.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2023, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
	(#)	($)	(#)	($)
Scott L. Thompson	—	—	1,028,810	35,602,191
Bhaskar Rao	—	—	155,933	5,352,158
H. Clifford Buster, III	—	—	180,832	6,221,880
Steven H. Rusing	—	—	111,001	3,816,254
Scott J. Vollet	—	—	155,933	5,352,158

(1) The value realized on vesting is calculated by multiplying the number of shares shown in the table by the market value of the shares on the vesting date.

Pension Benefits Table
No table is included for defined benefit pension or similar plans since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

While we do not maintain a traditional nonqualified deferred compensation plan for our NEOs, when Mr. Thompson was hired in 2015 he was awarded 472,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 454,364 RSUs as shares of common stock within thirty days of his termination for any reason.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Scott L. Thompson(1)	—	—	7,560,617	23,158,933
Bhaskar Rao	—	—	—	—
H. Clifford Buster, III	—	—	—	—
Steven H. Rusing	—	—	—	—
Scott J. Vollet	—	—	—	—

(1) All earnings shown are attributable to an increase in our stock price as measured on December 29, 2023 from December 30, 2022. No amounts shown were reported in the Summary Compensation Table for calendar year 2023. The grant date fair value of Mr. Thompson's deferred RSU award granted on September 4, 2015 of $8,466,500 was previously reported in the Summary Compensation Table for calendar year 2015.

Potential Payments Upon Termination or Change in Control

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive's termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason." Mr. Thompson's employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President or a material diminution in his authority, duties or responsibilities as CEO or President, Tempur Sealy International's failure to nominate him to serve as a Director, if elected as a director and the Board fails to elect Mr. Thompson as Chairman or Tempur Sealy International's material breach of his employment agreement, subject to cure. The employment agreements for Messrs. Rao, Buster, Rusing and Vollet generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International's material breach of their employment agreements, subject to cure.

"For Cause." The employment agreements for Messrs. Thompson, Rao, Buster, Rusing and Vollet generally define "For Cause" as the employee's (a) willful and continued failure to substantially perform his reasonably assigned duties with Tempur Sealy International, (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International, (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International's business.

"Change of Control." Under the 2013 Equity Incentive Plan, as currently in effect, "Change of Control" is generally defined as the occurrence of any of the following: (a) the consummation of a transaction involving the merger, consolidation or sale of substantially all of the Company's assets or stock, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company's outstanding securities immediately prior to the transaction, (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities, unless pursuant to a tender or exchange offer that the Board recommends stockholders accept or (c) over a period of no more than 24 consecutive months or less there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b) above, determine that such event will not constitute a change of control for purposes of the 2013 Equity Incentive Plan.

The 2013 Equity Incentive Plan, as currently in effect, provides that, unless otherwise specified in an award agreement, upon a change in control, if a recipient's employment is terminated other than For Cause or the recipient resigns for Good Reason (both as defined in the 2013 Equity Incentive Plan) within twelve months of the change of control, (a) all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment and (b) all other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved. Unless otherwise specified in an award agreement, if the stock options or other awards are not assumed, converted or replaced following a change of control, then (a) all such unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control and (b) all such other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved.

"Approved Retirement." Our equity award agreements provide the Compensation Committee with discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the equity award agreements) approved by the Committee as an "Approved Retirement."

Employment Arrangements

Scott L. Thompson - On July 6, 2022, the Company entered into an Amended and Restated Employment and Non-Competition Agreement (the "Amended Employment Agreement") with Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, that amended and restated the Employment and Non-Competition Agreement entered into between the Company and Mr. Thompson on September 4, 2015, as amended from time to time (as amended, the "Original Agreement"). The Amended Employment Agreement provides for an extension of the initial term of the Original Agreement from December 31, 2022 to December 31, 2026. In connection with the Amended Employment Agreement, the Company granted Mr. Thompson non-qualified stock options (the "Option Award") to purchase one million two hundred thousand (1,200,000) shares of the Company's common stock, par value $0.01 per share. The Option Award is divided into three equal tranches of 400,000 options, each with a different exercise price of $25.00, $30.00 and $35.00. The employment agreement automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson's agreement provides for an annual base salary of at least $1,100,000 (salary in 2023 was $1,133,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Thompson's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Bhaskar Rao - On October 13, 2017, the Company entered into an Employment and Non-Competition Agreement with Mr. Rao providing for his employment as Executive Vice President and Chief Financial Officer. The agreement automatically renews for successive one-year renewal terms each April 1. Either party may elect not to renew the agreement upon written notice 90 days prior to the expiration of the renewal term. Mr. Rao's agreement provides for an annual base salary of at least $430,000 (salary in 2023 was $478,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Rao's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

H. Clifford Buster, III - On September 5, 2017, the Company entered into an Employment and Non-Competition Agreement with Mr. Buster providing for his employment. The agreement automatically renews for successive one-year renewal terms each September 6th. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Buster's agreement provides for an annual base salary of at least $425,000 (salary in 2023 was $531,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Buster's eligibility for future equity awards commensurate with his position and role at the Company.

Steven H. Rusing - On February 19, 2020, the Company entered into an Employment and Non-Competition Agreement with Mr. Rusing, effective January 1, 2020, providing for his employment as President, U.S. Sales. The agreement automatically renews for successive one-year renewal terms each January 1. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Rusing's agreement provides for an annual base salary of at least $400,000 (salary in 2023 was $425,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Rusing's eligibility for future equity awards commensurate with his position and role at the Company.

Scott J. Vollet - On February 27, 2018, the Company entered into an Employment and Non-Competition Agreement with Mr. Vollet, effective January 1, 2018, providing for his employment as Executive Vice President, Global Operations. The agreement automatically renews for successive one-year renewal terms each January 1. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the renewal term. Mr. Vollet's agreement provides for an annual base salary of at least $438,000 (salary in 2023 was $478,000) and provides that he is eligible to participate in our AIP. The agreement further provides for Mr. Vollet's eligibility for future equity awards commensurate with his position and role at the Company.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company's NEOs is entitled to receive certain compensation and/or other benefits if his employment is terminated under certain circumstances. Receipt of any severance or benefits is generally conditioned on the NEO signing a release and waiver of claims in a form satisfactory to the Company. No NEOs are entitled to gross-ups associated with taxes owed on change of control payments or taxes due to Section 280G of the Internal Revenue Code. By the terms of their employment agreements, our NEOs are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for two years and working with or for any competing companies during his employment and for two years thereafter.

The table below sets forth the amounts payable to each current NEO assuming the NEO's employment had terminated under various scenarios on December 31, 2023. Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment was terminated or there was a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2023 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2023. Payments that Tempur Sealy International may make in the future upon an employee's termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2023. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSUs, the vesting of which is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 29, 2023 of $50.97.

Name	Benefits and Payments	Termination By Company Without Cause ($) (1)	Employee Resignation For Good Reason ($) (1)	Termination By Company For Cause ($)	Termination Due to Disability ($) (1)	Death ($) (1)	Change of Control ($) (2)	Change of Control and Termination ($) (2)
Scott L. Thompson	Cash Severance(3)	2,266,000	2,266,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	42,031,933	42,031,933	23,158,933	103,700,944	103,700,944	—	103,700,944
	Health and Welfare Continuation(6)	32,453	32,453	—	—	—	—	—

Bhaskar Rao	Cash Severance(7)	478,000	478,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(8)	—	—	—	11,464,274	11,464,274	—	11,464,274
	Health and Welfare Continuation(6)	19,906	19,906	—	—	—	—	—

H. Clifford Buster, III	Cash Severance(7)	531,000	531,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(8)	—	—	—	15,944,690	15,944,690	—	15,944,690
	Health and Welfare Continuation(6)	14,447	14,447	—	—	—	—	—

Steven H. Rusing	Cash Severance(7)	425,000	425,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—			—	—
	Acceleration of Equity Awards(8)	—	—	—	9,990,426	9,990,426	—	9,990,426
	Health and Welfare Continuation(6)	16,924	16,924	—	—	—	—	—

Scott J. Vollet	Cash Severance(7)	478,000	478,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(8)	—	—	—	11,464,274	11,464,274	—	11,464,274
	Health and Welfare Continuation(6)	13,373	13,373	—	—	—	—	—

(1) Excludes amounts for earned but unpaid salary and accrued, unused vacation, if applicable
(2) The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the appropriate column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.
(3) For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (which will be reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.
(4) With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2023, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.

(5) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson's stock option agreement July 6, 2022 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement and the employment agreement, as applicable) within twelve months of the change of control, his remaining unvested options immediately vest. The stock option agreement dated July 6, 2022 also provides that if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) outside of a change of control context, then his unvested options will immediately vest.
Mr. Thompson was awarded 472,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 454,364 RSUs as shares of common stock within thirty days of his termination for any reason.
Mr. Thompson's RSU agreements dated January 3, 2020, January 4, 2021, January 4, 2022 and January 4, 2023 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest.
Mr. Thompson's PRSU agreements dated January 3, 2020, January 4, 2021, January 4, 2022 and January 4, 2023 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) his target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) his final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.
(6) Mr. Thompson would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years and Messrs. Rao, Buster, Rusing and Vollet for one year, following termination without Cause or resignation for Good Reason.
(7) For Messrs. Rao, Buster, Rusing and Vollet, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.
(8) The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. The RSU agreements dated January 3, 2020, January 4, 2021, January 4, 2022 and January 4, 2023 for each of Messrs. Rao, Buster, Rusing and Vollet provide that if the participant is terminated due to disability, death or, in the event of a change of control, the participant is terminated without cause or resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then the participant's remaining unvested RSUs immediately vest.
The PRSU agreements dated January 3, 2020, January 4, 2021, January 4, 2022 and January 4, 2023 for each of Messrs. Rao, Buster, Rusing and Vollet provide that if the participant is terminated due to disability, death or, in the event of a change of control, the participant is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then (a) the participant's target PRSU awards immediately vest if such event occurs before the determination of the performance metrics or (b) the participant's final PRSU awards immediately vest if such event occurs after the determination of the performance metrics.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our median employee for 2023 (our "CEO pay ratio"). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

CEO Pay Ratio. The ratio of the annual total compensation of our CEO, calculated as described above, to the annual total compensation of our median employee for 2023 was 261 to 1. To calculate the ratio, we used the same median employee that we had identified as of October 1, 2022.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population

•Total Global Population. This is the second year in which we used the same median employee that we selected as of October 1, 2022. When we selected our median employee in 2022 our employee population consisted of approximately 11,500 individuals working for Tempur Sealy, and there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio analysis

Compensation Measure Used to Identify the Median Employee

•Given the geographical distribution of our employee population, we used a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2022 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2022 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee. We did not change our compensation practices in 2023, so believe the methodology used in 2022 is applicable to 2023 and, thus, using the same median employee is appropriate.

•We did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we recalculated the elements of compensation that we calculated in 2022 for our median employee with the employee's compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $45,406 for 2023.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Thompson in the "Total" column for 2023 in the Summary Compensation Table included in this Proxy Statement.

Pay Versus Performance

Pay Versus Performance Table. The following table sets forth certain information required to be disclosed by the Securities Exchange Commission pursuant to Item 402(v) regarding the compensation of our CEO and the compensation of our other Named Executive Officers as compared to Company performance during the past 4-years. For a more comprehensive discussion about how our Compensation Committee determines compensation, please refer to Compensation Discussion and Analysis section under "What Guides Our Program.".

Year	Summary Compensation Table Total for CEO (1) ($)	Compensation Actually Paid to CEO (1)(2) ($)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (1) ($)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (1)(2) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions) ($)	Adjusted EBITDA(4) (in millions) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return (3) ($)
2023	11,830,187	51,812,982	2,871,418	8,000,002	242.05	164.16	368.1	877.3
2022	19,659,378	18,110,581	2,592,685	1,219,787	161.29	132.09	455.7	892.1
2021	19,854,617	96,048,367	4,648,423	15,355,127	217.83	167.26	624.5	1,135.9
2020	14,251,338	31,623,113	2,751,200	5,482,948	124.05	130.99	348.8	779.9

(1)    Scott L. Thompson served as the CEO for each of the years presented in the table. Bhaskar Rao, H. Clifford Buster, III, Steven H. Rusing and Scott J. Vollet served as the non-CEO Named Executive Officers during 2021-2023. For 2020, Mr. Rao, Mr. Buster, Mr. Vollet and Mr. David Montgomery served as the non-CEO Named Executive Officers.

(2)    The following amounts were deducted or added from the Summary Compensation Table Total for the CEO for each of the following years. With respect to the other NEOs, amounts shown represent averages.

Year	Summary Compensation Table Total for CEO ($)	Less Grant Date Fair Value of Stock Awards ($)(a)	Less Grant Date Fair Value of Option Awards ($)(a)	Plus Fair Value as of the Vesting Date of Awards Granted and Vested During Same Fiscal Year ($)	Outstanding and Unvested Awards as of December 31		Awards Vested or Forfeited During Fiscal Year		Compensation Actually Paid to CEO ($)
					Plus the Fair Value of all Awards Granted During the Fiscal Year ($)(b)	Plus the Annual Change in Fair Value (+ or -) of Awards Granted in Any Prior Fiscal Year ($)(c)	Plus the Change in Fair Value (+ or -) as of the Vesting Date for Awards Granted in Any Prior Fiscal Year ($)(d)	Less the Fair Value as of the December 31 in Preceding Fiscal Year for Any Forfeited Awards ($)
CEO
2023	11,830,187	8,298,422	—	—	17,603,815	27,185,592	3,491,810	—	51,812,982
2022	19,659,378	8,307,336	8,934,336	—	24,585,484	(9,348,088)	455,479	—	18,110,581
2021	19,854,617	15,571,024	—	—	14,219,238	77,409,095	136,441	—	96,048,367
2020	14,251,338	10,000,082	—	—	12,622,824	8,735,164	6,013,869	—	31,623,113
Other NEOs (Average)
2023	2,871,418	1,854,152	—	—	3,933,444	3,044,926	4,366	—	8,000,002
2022	2,592,685	1,856,176	—	—	1,181,227	(696,517)	(1,432)	—	1,219,787
2021	4,648,423	3,479,177	—	—	3,177,135	10,798,627	210,119	—	15,355,127
2020	2,751,200	1,550,005	—	—	1,956,528	1,168,586	1,156,639	—	5,482,948

(a) Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(b) Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c) Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. Excludes the change in value of the CEO's deferred RSUs since such awards were fully vested prior to January 1, 2020, see the table "Nonqualified Deferred Compensation" for additional information.
(d) Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(3) The Peer Group Total Shareholder Return is based upon cumulative stockholder returns of the Standard & Poor's ("S&P") 400 Consumer Discretionary Sector. The values that appeared in the Company's Notice of 2023 Annual Meeting of Stockholders were mistakenly based upon cumulative stockholder returns of the S&P 500 Consumer Discretionary Sector. The values for the years 2020 - 2022 above have been revised to reflect the cumulative stockholder returns of the S&P 400 Consumer Discretionary Sector.

(4) This is a Non-GAAP financial measurement. Please refer to Appendix A for a discussion of this measure.

Tabular List. Pursuant to the requirements of Item 402(v), we provide the following list of the three most important measures for determining the pay of our Named Executive Officers. Please refer to the section entitled "Executive Compensation Program In Detail - 2023 Annual Long-Term Incentive Plan ("LTIP") Grants" for more information.

Measure 1	Company-wide adjusted EBITDA*
Measure 2	Relative Total Shareholder Return
Measure 3	Qualitative assessment of accomplishments aligned with Company ESG initiatives

* This is a Non-GAAP financial measurement. Please refer to Appendix A for a discussion of this measure.

Relationship Between Compensation and Our Performance. The following graphics demonstrate the relationship between Compensation Actually Paid (as calculated in accordance with SEC rules) of our NEOs and our performance in net income, adjusted EBITDA and total shareholder return. For a more comprehensive discussion about how our Compensation Committee reviews and assesses the relationship between the pay of our NEOs and Company performance, please refer to Compensation Discussion and Analysis section under "2023 Executive Compensation Program in Detail.".

CAP vs. Net Income
Compensation ($000s)
$100,000
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Net Income ($Mil.)
$650
$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2020
2021
2022
2023
Average Non-CEO NEO Compensation Actually Paid
CEO Compensation Actually Paid
Net Income

CAP vs. Adjusted EBITDA
Compensation ($000s)
$100,000
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Adjusted EBITDA ($Mil.)
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
2020
2021
2022
2023
Average Non-CEO NEO Compensation Actually Paid
CEO Compensation Actually Paid
Adjusted EBITDA

CAP vs. TSR
Compensation ($000s)
$100,000
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
$250.00
$225.00
$200.00
$175.00
$150.00
$125.00
$100.00
$75.00
$50.00
$25.00
$0.00
Total Shareholder Return on $100 Invested at Beginning of Period
2019
2020
2021
2022
2023
Average Non-CEO NEO Compensation Actually Paid
CEO Compensation Actually Paid
TPX TSR
Peer Group TSR

Director Compensation

Overview of Director Compensation Program

During the calendar year ended December 31, 2023, the Company's non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the Director compensation programs in effect for the 2022 and 2023 Board years, which covered the periods from the 2022 Annual Meeting in May 2022 to the 2023 Annual Meeting in May 2023 ("2022 Board Year") and from the 2023 Annual Meeting to the 2024 Annual Meeting scheduled for May 9, 2024 ("2023 Board Year").

Description of Compensation	2022 Board Year	2023 Board Year
Annual Retainer:	$100,000 cash retainer, payable in equal quarterly installments	$110,000 cash retainer, payable in equal quarterly installments
Annual Equity Award Grant:	An annual equity award targeted at $140,000 and granted as restricted stock units ("RSUs")	An annual equity award targeted at $150,000 and granted as restricted stock units ("RSUs")
Annual Lead Director Retainer:	A cash retainer of $35,000	A cash retainer of $45,000
Annual Committee Chair Retainer: • Audit • Compensation • Nominating and Corporate Governance	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000
Committee Member Retainer: • Audit • Compensation • Nominating and Corporate Governance	• No Additional Compensation • No Additional Compensation • No Additional Compensation	• No Additional Compensation • No Additional Compensation • No Additional Compensation
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's non-employee Directors during the calendar year ended December 31, 2023. Mr. Thompson does not receive any additional compensation for serving on the Board.

	Fees Earned Or Paid In Cash ($)(1)	Stock Awards(2)(4)		Option Awards(3)(4)		Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All other Compensation ($)
Name		$	#	$	#				Total ($)
Evelyn S. Dilsaver	125,000	149,998	4,016	—	—	—	—	—	274,998
Simon John Dyer	105,000	149,998	4,016	—	—	—	—	—	254,998
Cathy Rogers Gates	105,000	149,998	4,016	—	—	—	—	—	254,998
John A. Heil	120,000	149,998	4,016	—	—	—	—	—	269,998
Meredith Siegfried Madden	105,000	149,998	4,016	—	—	—	—	—	254,998
Richard W. Neu	160,000	149,998	4,016	—	—	—	—	—	309,998

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2023. The table reflects amounts paid during the second half of the 2022 Board Year (which ended on May 11, 2023) and amounts paid through December 31, 2023 of the 2023 Board Year.

(2)
The RSUs granted to all of the non-employee Directors on May 11, 2023 vest in full on the first year anniversary of the grant date. Vesting of each RSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date, or if no longer a member of the Board, then completion of the Board year that ended immediately prior to the vesting date. All RSUs which become vested shall be paid on the first anniversary date of the grant date applicable to each RSU. The value of the RSU awards set forth is the grant date fair value, calculated in accordance with FASB ASC 718. See the Company's Annual Report on Form 10-K for the year ended December 31, 2023 for a complete description of the valuations.

(3)	No stock options were granted to non-employee Board members during calendar year 2023.
(4)
The following table sets forth the aggregate number of options and stock awards outstanding for each director as of December 31, 2023, other than for Mr. Thompson whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement.

Name	Aggregate Option Awards Outstanding As of December 31, 2023	Aggregate RSU Awards Outstanding As of December 31, 2023(a)
		Vested	Unvested
Evelyn S. Dilsaver	6,612	8,624	4,016
Simon John Dyer	—	—	4,016
Cathy R. Gates	—	—	4,016
John A. Heil	—	—	4,016
Meredith Siegfried Madden	—	—	4,016
Richard W. Neu	—	8,624	4,016

(a) Reflects RSUs granted to members of the Board that are unvested, or are vested, but are still subject to the applicable deferral period required by deferral election. Shares are released upon satisfaction of the vesting conditions or the applicable deferral period. These RSUs and deferred shares are also reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement.

Certain Relationships and Related Transactions

Mr. Dyer, who was appointed as a director to the Board effective January 1, 2022, is a beneficial equity interest holder, director and/or executive of the Dyer Group. The Dyer Group has formed and operated highly successful JVs with indirect, wholly-owned subsidiaries of the Company. The JVs are 50% owned by the Company and 50% owned by the Dyer Group. The JVs are managed by the Dyer Group and are principally engaged in Sealy-branded operations in Asia and the UK. The Dyer Group receives a management fee designed to reimburse it for costs related to managing the JVs and receives a 50% share of the JVs' profits. The Company receives a 50% share of the JVs' profits as well as ordinary course sales for any products sold to the JVs. In 2023, the Dyer Group received a total of $5.8 million in management fees and was allocated $23.0 million in profits from the JVs. In 2023, the Company recognized profits of $23.0 million in equity income associated with the JVs. The Company and Dyer Group each received a total of $20.4 million in cash dividends from the JVs in 2023.

The principal terms of the JVs are set forth in shareholders' agreements (the "Shareholders' Agreements") between the Company and the Dyer Group, which have, in material part, been in place for over 20 years. The Shareholders' Agreements contain customary joint venture provisions, including provisions with respect to governance, capital management, profit and loss sharing, and put and call rights.

As described above under "Board of Directors' Meetings, Committees of the Board and Related Matters - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. In connection with Mr. Dyer's appointment to the Board, the Nominating and Corporate Governance Committee determined that Mr. Dyer is not independent under the New York Stock Exchange Rules and that he is a "Related Party" under the Company's Related Party Transaction Policy with respect to the JVs. Mr. Dyer will not participate in any discussion or approval of an Interested Transaction (as defined in the policy) for which he is a Related Party.

Proposal No. 2 Ratification of Independent Auditors

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2024. Ernst & Young LLP has served as independent auditor since 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP's lead audit partner, oversees the required rotation of Ernst & Young LLP's lead audit partner responsible for the Company's audit and reviews and considers the selection of the lead audit partner. Rotation of the lead audit partner occurred for the 2021 audit.

In order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company's independent registered public accounting firm. In 2024, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company's independent auditors, Ernst & Young LLP's general reputation for adherence to professional auditing standards, the breadth and complexity of the Company's business and its global scope, and the resulting demands placed on the Company's auditing firm in terms of expertise in the Company's business, the quantity and quality of Ernst & Young LLP's staff and the Company's global reach.

Representatives of Ernst & Young LLP are expected to virtually attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders. Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Auditors for 2024

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

Board of Directors' Recommendation on Proposal No. 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2024.

Fees for Independent Auditors During the Years Ended December 31, 2023 and 2022

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2023, and 2022 were approximately as follows (amounts in thousands):

	2023	2022
Audit fees (1)	$5,145	$5,006
Audit-related fees (2)	1,587	550
Tax fees (3)	2,337	1,765
All other fees	—	—
Total	$9,069	$7,321
(1)Audit fees for 2023 and 2022 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries.
(2)Audit-related fees in 2023 principally relate to acquisition and divestiture related due diligence services. Audit-related services in 2022 principally relate to acquisition related due diligence services.
(3)Tax fees in 2023 consist of approximately $1.7 million for domestic and international tax compliance and related activities and $0.6 million for domestic and international tax advisory services. Tax fees in 2022 consist of approximately $1.6 million for domestic and international tax compliance and related activities and $0.2 million for domestic and international tax advisory services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is required. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors to perform such services. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the auditor's core work, the audit of the Company's consolidated financial statements. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2023, and 2022, the Audit Committee approved all of the services provided by the independent auditors in accordance with the foregoing policies and procedures.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board is responsible for providing independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions, and system of internal controls over financial reporting and legal, ethical and regulatory compliance. During 2023, the Audit Committee was composed of Evelyn S. Dilsaver, Cathy Rogers Gates and Richard W. Neu. The Board has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International's investor website at http://investor.tempursealy.com under the caption "Sustainability and Corporate Governance - Corporate Governance."

Management is responsible for the Company's internal controls and financial reporting processes. Ernst & Young LLP, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to the integrity of the Company's financial statements and financial reporting process, the integrity of the Company's systems of internal accounting and financial controls, the performance of the Company's internal audit function and independent auditors, the independent auditors' qualifications, independence and audit of the Company's financial statements, the Company's risk management policies and processes, including cybersecurity risks, the Company's financial affairs, including capital allocation framework, and legal and regulatory compliance requirements.

In connection with its responsibilities, the Audit Committee met on eight (8) occasions during 2023, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company's internal controls, the overall quality of the Company's financial reporting, the quality of the Company's accounting principles, including all critical accounting policies and practices, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and all other material written communications between the independent auditor and management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the SEC and the PCAOB. The Audit Committee received written disclosures and a letter from the Company's independent auditors required by the applicable requirements of the PCAOB describing all relationships between the independent auditor and the Company that might bear on the independent auditors' independence. The Audit Committee has discussed with the independent auditors that firm's independence and satisfied itself as to the auditors' independence. In addition, the Audit Committee has received written material addressing the independent auditors' internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2023 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.
Submitted by,

AUDIT COMMITTEE
Evelyn S. Dilsaver (Chair)
Cathy Rogers Gates
Richard W. Neu

Proposal No. 3 Advisory Vote to Approve the Compensation of Our Named Executive Officers

The Board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with SEC rules, our stockholders are being asked to approve an advisory resolution on the compensation of our Named Executive Officers, as reported in this Proxy Statement.

This proposal, commonly known as the "say-on-pay" proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee. Nonetheless, the Board takes this vote and the opinions of our stockholders seriously, and the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. The vote on this resolution is intended to address the Company's overall compensation of our named executive officers and our compensation philosophy and practices, as described in this Proxy Statement.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly "Executive Compensation and Related Information – Compensation Discussion and Analysis," which contains detailed information about our executive compensation program, including changes implemented over the last several years.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal No. 3.

Board of Directors' Recommendation on Proposal No. 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

Other Information

Stockholder Proposals for 2025 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2025 Annual Meeting, stockholder proposals must be submitted in writing and received by the Company no later than 11:59 p.m., local time, on November 26, 2024, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the 2025 Annual Meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors pursuant to the advance notice and proxy access provisions of the Company's By-Laws, if the stockholder complies with the requirements specified in Article II, Sections 2.12 and 2.13 of the By-Laws. The requirements include:

•providing written notice that is received by Tempur Sealy International's Corporate Secretary between December 10, 2024, and January 9, 2025 (subject to adjustment if the date of the 2025 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2024 Annual Meeting, as provided in Article II, Section 2.12 and 2.13 of the By-Laws); and

•supplying the additional information listed in Article II, Sections 2.12 and 2.13 of the By-Laws.

In addition, to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than Tempur Sealy nominees must provide notice between December 10, 2024 and January 9, 2025 (subject to adjustment if the date of the 2025 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2024 Annual Meeting, as provided in Article II, Sections 2.12 and 2.13 of the By-Laws) that sets forth the information required by Rule 14a-19(b) under the Exchange Act and comply with the advance notice provisions provided by the Company's By-Laws as described above.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2023, is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available on our investor website at http://investor.tempursealy.com under the caption "Company Information - SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call the Investor Relations Department of Tempur Sealy International at (800) 805-3635.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Tempur Sealy International has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $15,000 plus reasonable out-of-pocket expenses. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the information made available to us during the year ended December 31, 2023, we believe that all required reports were timely filed.

APPENDIX A
Non-GAAP Financial Information

We provide information regarding adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or an alternative to total debt as a measure of liquidity. We believe these non-GAAP financial measures provide investors with performance measures that better reflect our underlying operations and trends, providing a perspective not immediately apparent from net income. The adjustments we make to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which we do not consider to be the fundamental attributes or primary drivers of our business.

We believe that exclusion of these items assists in providing a more complete understanding of our underlying results from continuing operations and trends, and we use these measures along with the corresponding GAAP financial measures to manage our business, to evaluate our consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

 Adjusted Net Income and Adjusted EPS

    A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. We believe that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes below.

The following table sets forth the reconciliation of our reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2023 and 2022.

	Year Ended December 31,
(in millions, except per common share amounts)	2023	2022
Net income	$368.1	$455.7
Transaction costs (1)	49.0	—
Cybersecurity event (2)	14.3	—
Fair value remeasurement (3)	11.0	—
Operational start-up costs (4)	10.4	6.5
ERP system transition (5)	3.2	15.5
Loss on extinguishment of debt (6)	3.2	—
Restructuring costs (7)	—	10.0
Loss from discontinued operations, net of tax (8)	—	0.4
Danish tax matter (9)	(10.2)	(12.3)
Adjusted income tax provision (10)	(23.4)	(7.9)
Adjusted net income	$425.6	$467.9

Adjusted earnings per share, diluted	$2.40	$2.60

Diluted shares outstanding	177.3	180.3

APPENDIX A

(1)	We recorded $49.0 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm in the year ended 2023.
(2)	We recorded $14.3 million of costs associated with the cybersecurity event identified on July 23, 2023 in the year ended 2023. Cost of sales included $10.1 million of manufacturing and network disruption costs incurred to ensure business continuity in the year ended 2023. Operating expenses included $4.2 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of our information systems in the year ended 2023.
(3)	In the year ended 2023, we recorded a fair value remeasurement of $11.0 million primarily related to a strategic investment in a product innovation initiative.
(4)
We recorded $10.4 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S. in the year ended 2023. Cost of sales included personnel and facility related costs of $10.2 million in the year ended 2023. We recorded $6.5 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S. in the year ended 2022, including $0.4 million of other expense for the year ended 2022. Cost of sales and operating expenses included personnel and facility related costs of $5.8 million and $0.3 million, respectively.

(5)
We recorded $3.2 million of charges related to the transition of its ERP system in the year ended 2023. We recorded $15.5 million of charges related to the transition of its ERP system in the year ended 2022. Cost of sales included $11.1 million of manufacturing facility ERP system transition costs, including labor, logistics, training and travel in the year ended 2022, respectively. Operating expenses included $4.4 million, primarily related to professional fees for the year ended 2022.

(6)	In the year ended 2023, we recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of our senior secured credit facilities.
(7)	In the year ended December 31, 2022, we recorded $10.0 million of restructuring costs, primarily associated with professional fees and headcount reductions related to organizational changes, including $0.2 million of other expense.
(8)	Certain subsidiaries in the International business segment were accounted for as discontinued operations and had been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries were excluded from our adjusted financial measures for covenant compliance purposes.
(9)	We recorded an income tax benefit, on a net basis, of $10.2 million and $12.3 million related to its Danish tax matter in the years ended 2023 and 2022, respectively. In December 2022, the Danish tax authority ("DTA") and the IRS agreed on a preliminary framework to conclude its Danish tax matter for the years 2012 through 2022. In October 2023, the DTA and the IRS formally concluded the matter.
(10)	Adjusted income tax provision represents the tax effects associated with the aforementioned items, excluding the income tax benefit for the Danish tax matter.

APPENDIX A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and adjusted EBITDA for the years ended December 31, 2023, and 2022:

	Year Ended
(in millions)		December 31, 2023		December 31, 2022
Net income		$368.1		$455.7
Interest expense, net		129.9		103.0
Loss on extinguishment of debt (1)		3.2		—
Income tax provision		103.4		119.0
Depreciation and amortization		184.8		182.0
EBITDA		$789.4		$859.7
Adjustments:
Transaction costs (2)		49.0		—
Cybersecurity event (3)		14.3		—
Fair value remeasurement (4)		11.0		—
Operational start-up costs (5)		10.4		6.5
ERP system transition (6)		3.2		15.5
Restructuring costs (7)		—		10.0
Loss from discontinued operations, net of tax (8)		—		0.4
Adjusted EBITDA		$877.3		$892.1

Consolidated indebtedness less netted cash		$2,518.7		$2,762.6

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.87	times	3.10	times

(1)	In the year ended 2023, we recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of our senior secured credit facilities.
(2)	We recorded $49.0 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm in the year ended 2023.
(3)	We recorded $14.3 million of costs associated with the cybersecurity event identified on July 23, 2023 in the year ended 2023. Cost of sales included $10.1 million of manufacturing and network disruption costs incurred to ensure business continuity in the year ended 2023. Operating expenses included $4.2 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of our information systems in the year ended 2023.
(4)	In the year ended 2023, we recorded a fair value remeasurement of $11.0 million primarily related to a strategic investment in a product innovation initiative.
(5)	We recorded $10.4 million and $6.5 million of operational start-up costs related to the capacity expansion of our manufacturing and distribution facilities in the U.S. in the year ended 2023 and 2022, respectively.
(6)	We recorded $3.2 million and $15.5 million of charges related to the transition of our ERP system in the year ended 2023 and 2022, respectively.
(7)	We recorded $10.0 million of restructuring costs primarily associated with professional fees and headcount reductions related to organization changes in the year ended 2022.
(8)	Certain subsidiaries in the International business segment were accounted for as discontinued operations and had been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries were excluded from our adjusted financial measures for covenant compliance purposes.

TEMPUR SEALY INTERNATIONAL, INC.
1000 TEMPUR WAY
LEXINGTON, KY 40511

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903
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V34760-P04371

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Seven Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. Simon John Dyer	☐	☐	☐
1c. Cathy Rogers Gates	☐	☐	☐
1d. John A. Heil	☐	☐	☐
1e. Meredith Siegfried Madden	☐	☐	☐
1f. Richard W. Neu	☐	☐	☐
1g. Scott L. Thompson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2024; AND	☐	☐	☐
3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 9, 2024 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V34761-P04371

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Bhaskar Rao and Mohammad Vakil, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2024 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held virtually at 8:30 a.m. Eastern Time, on May 9, 2024, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a hard copy of, or electronic access to, a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 9, 2024 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side